As filed with the Securities and Exchange Commission on April 12, 2011

  Registration No. 333-158611

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

PROTECTIVE LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Tennessee	63-0169720	6311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code)

2801 Highway 280 South
Birmingham, Alabama 35223
(205) 879-9230

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Max Berueffy, Esq.
Protective Life Insurance Company
P.O. Box 2606
Birmingham, Alabama 35202
(205) 268-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen E. Roth, Esq.
Sutherland, Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2415

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940, 33-39345, 33-57052, 333-02249, 333-50055, 333-32784, 333-56180, 333-76992, 333-104525, 333-123529, 333-142293, 333-150241, and 333-154664.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A Modified Guaranteed Annuity	Issued by Protective Life Insurance Company P.O. Box 10648 Birmingham, Alabama 35202-0648 Telephone: 1-800-456-6330 www.protective.com Offered Through Investment Distributors, Inc.

This Prospectus describes the ProSaver® Platinum Contract, a group and individual modified guaranteed annuity contract. This Contract is designed for investors who desire to accumulate capital on a tax deferred basis for retirement or other long term investment purposes. It may be purchased on a non-qualified basis or for use with certain qualified retirement plans.

An Annuity Deposit of at least $10,000 is required to purchase a Contract. Any subsequent Annuity Deposit you want to add to your Contract must also be at least $10,000.

You may allocate each Annuity Deposit to one or more investment periods, called Guaranteed Periods, from those we offer at the time you make the deposit. Each allocation to a Guaranteed Period must be at least $10,000. The amounts you allocate will earn interest for the selected period at the interest rate we offer at the time of your deposit. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

Purchasing this Contract involves certain risks. If you surrender your Contract, or any portion of it, before the end of a Guaranteed Period, we may assess a surrender charge on the amount you surrender. We will also apply a Market Value Adjustment to the amount you surrender, which could increase or decrease the value of your Contract. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Surrenders and withdrawals of interest will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2. Accordingly, you could lose a substantial portion of the Annuity Deposit you invest in the Contract. You should carefully consider your income needs before purchasing a Contract. Additional information about these risks appears on pages 12 through 14 under "Surrender Charges" and "The Market Value Adjustment" and on pages 22 through 30 under "Federal Tax Matters."

On the Annuity Commencement Date, we will apply your Net Account Value to the annuity option you have selected, or you may take that amount in one lump sum payment. The annuity payment options are (1) payments for a fixed period from five to thirty years, (2) life income with payments guaranteed for ten or twenty years, or (3) payments of a fixed amount until the amount we hold is exhausted.

Please read this prospectus carefully. Investors should keep a copy for future reference.

The ProSaver Platinum Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency, and it is subject to investment risk including the possible loss of investment principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2011.

PRO.PLAT.0511

No one is authorized to make any statement that contradicts this prospectus. You must not rely upon any such statement. This prospectus is not an offer to inquire about, or purchase the securities described in any jurisdiction where it is unlawful to do so.

SUMMARY

What is the ProSaver Platinum Contract?
   The ProSaver Platinum Contract is a modified guaranteed annuity contract issued by Protective Life Insurance Company. (See "The Contract".)

How is a Contract Issued?
   We will issue the Contract when we receive and accept your complete application information and an initial Annuity Deposit. (See "Issuing a Contract".)

What is an Annuity Deposit?
   The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. You may send us more than one Annuity Deposit provided each Annuity Deposit is at least $10,000. We may refuse to accept an Annuity Deposit and we may limit the total Annuity Deposits we will accept. (See "Annuity Deposits".)

Can I cancel my Contract?
   You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. This period will never be less than 10 days. When we receive your cancellation request we will treat the Contract as if it had never been issued. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request. (See "Right to Cancel".)

How do my Annuity Deposits earn interest?
   You allocate each Annuity Deposit (less applicable premium taxes) to one or more Guaranteed Periods. Each allocation to a Guaranteed Period must be at least $10,000. We establish a Sub- Account for each Guaranteed Period you select. The Sub-Account will earn interest at the Guaranteed Interest Rate for the entire Guaranteed Period. (See "Guaranteed Periods and Sub-Accounts".)

What happens at the end of a Guaranteed Period?
   At the end of a Guaranteed Period you may: 1) surrender all or a part of your ending Sub-Account value without a surrender charge or Market Value Adjustment; 2) instruct us to apply the ending Sub-Account Value to one or more Guaranteed Periods that you may select from the Guaranteed Periods we are then offering; or 3) do nothing and a subsequent Guaranteed Period will automatically begin. (See "Guaranteed Periods and Sub-Accounts".)

Can I take money out of the Contract before the end of a Guaranteed Period?
   You may take money out of your Contract before the end of a Guaranteed Period by surrendering all or part of the Contract, or by withdrawing the interest earned during the prior contract year.

Surrenders: If you surrender all or part of your Contract before the end of a Guaranteed Period, we may deduct a surrender charge and we will apply a Market Value Adjustment to the amount surrendered. We will not deduct a surrender charge after the first seven years of any Guaranteed Period. (See "Surrender Charges" and "The Market Value Adjustment".)

Interest withdrawals: Once each Contract year, you may withdraw some or all of the interest earned in your Contract in the prior Contract year. An automatic interest withdrawal program that allows monthly, quarterly, semi-annual or annual interest withdrawals may also be available. We will not deduct a surrender charge or apply a Market Value Adjustment to annual or automatic interest withdrawals. (See "Interest Withdrawals".)

Tax consequences and limitations: Surrenders and interest withdrawals may be subject to federal and state income taxes and, if taken prior to age 59 1/2, may be subject to a 10% federal tax penalty. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders," and "Penalty Tax on Premature Distributions".) Surrenders and interest withdrawals from Contracts issued as qualified contracts under the Internal Revenue Code may not be allowed in certain circumstances. (See "Federal Tax Matters, Qualified Retirement Plans".)

What is the surrender charge?
   The surrender charge is a percentage of the amount that you surrender before the end of a Guaranteed Period. The maximum surrender charge for any Guaranteed Period is 6% and it declines to 0% after seven years. We do not apply the surrender charge to amounts that may be withdrawn as annual or automatic interest withdrawals. (See "Surrender Charges".)

What is a Market Value Adjustment?
   The Market Value Adjustment is an amount we deduct from or add to amounts that you surrender before the end of a Guaranteed Period. The Market Value Adjustment formula is tied to market interest rates, as measured by the appropriate Treasury Rate. Generally, if the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the

Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the Surrender Value. Otherwise, the Market Value Adjustment will decrease the Surrender Value. Please see "The Market Value Adjustment," in this Prospectus for a more complete explanation and examples of the Market Value Adjustment formula.

Does the Contract provide a Death Benefit?
   If you die before the Annuity Commencement Date, we will pay a death benefit, less any applicable premium tax, to your beneficiary. Generally, the death benefit will be the greater of the Account Value or the Net Account Value as of the date we receive the paperwork necessary to process the death claim, but there are other requirements and conditions. (See "Death Benefit".)

What annuity benefit does the Contract provide?
   On the Annuity Commencement Date we will pay the Net Account Value in a lump sum or apply that amount to the annuity option you select. Annuity options can provide periodic payments that are based on the life of one or two Annuitants, that are guaranteed for a fixed amount of time, or both. As a general rule, the Annuity Commencement Date cannot be after an Annuitant's 95th birthday. (See "Annuity Benefits".)

When is premium tax deducted?
   If your Contract is subject to a premium tax, we will deduct it, according to applicable law, from the Annuity Deposits when we receive them, upon a full or partial surrender, from the Net Account Value when we apply it to an annuity option, or from the Death Benefit before we pay it. (See "Premium Tax".)

Is the Contract available for Qualified retirement plans?
   The Contract may be issued for use with retirement plans receiving special federal income tax treatment under Sections 401, 408, or 408A of the Internal Revenue Code such as pension and profit sharing plans (including H.R. 10 plans), individual retirement accounts, and individual retirement annuities. Contracts issued for use with these qualified retirement plans are referred to as Qualified Contracts and these types of plans are referred to as Qualified Plans. (See "Federal Tax Matters".)

Protective no longer issues contracts under Section 403(b) of the Code (i.e., tax sheltered annuities or "TSAs"). In addition, Protective no longer accepts additional premiums into existing TSAs without prior approval from the Company.

PROTECTIVE LIFE INSURANCE COMPANY

Business

Protective Life Insurance Company ("Protective"), a stock life insurance company, was founded in 1907. Protective is a wholly owned subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange (symbol: PL). Protective provides financial services through the production, distribution, and administration of insurance and investment products.

DESCRIPTION OF THE CONTRACT

Contracts sold before May 1, 1996 vary significantly from those described below. Those contracts provide different rights and benefits, and the surrender charge and Market Value Adjustment may be calculated differently. Appendix A describes contracts offered from September 10, 1991 through April 30, 1996. Contracts offered before September 10, 1991 and certain Contracts offered after that date are described in Appendix B. You may always contact us if you have questions about your Contract.

The Contract

The ProSaver® Platinum Contract is a modified guaranteed annuity contract issued by Protective. Generally, this prospectus describes certificates issued under an allocated group modified guaranteed annuity contract issued by Protective to the Protective Life MGA Trust. Bankers Trust Co., N.A. of Des Moines, Iowa is the Contract Holder, as the Trustee of the Protective Financial Insurance Trust. Eligible Owners include account holders of broker-dealers that have entered into a distribution agreement to offer the Contract. Eligible Owners also include employers and other entities and organized groups acceptable to us. The certificate we issue to an Owner summarizes the provisions of the group modified guaranteed annuity contract. The provisions of the group modified guaranteed annuity contract control whether or not they are included in the certificate. We will provide a copy of the group modified guaranteed annuity contract to an Owner upon request.

In states where we do not issue a group contract, we will issue an individual modified guaranteed annuity contract directly to the Owner. In this prospectus, we will refer to both the certificates under the group Contract and the individual Contracts as a "Contract," and we will use the term "Owner" to describe the owners of group Contract certificates as well as the owners of individual Contracts. (See "Parties to the Contract.")

Contracts are either Qualified or Non-Qualified. Qualified Contracts are used to fund pension and retirement programs that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. These include H.R. 10 (Keogh) Plans, individual retirement accounts or annuities (IRAs), tax-sheltered annuity programs or annuities (TSAs), or corporate pension and profit sharing plans. Non-Qualified Contracts may also enjoy tax favored status. (See "Federal Tax Matters".)

Protective no longer issues Qualified Contracts used to fund pension and retirement programs under Section 403 of the Internal Revenue Code (including Qualified Contracts issued as TSAs). In addition, Protective, without prior approval, no longer accepts additional premiums into existing Qualified Contracts used to fund pension and retirement programs under Section 403 of the Internal Revenue Code (including Qualified Contracts issued as TSAs).

Parties to the Contract

Company: Protective Life Insurance Company, also referred to as "we," "us" and "our."

Owner:  The person or persons who own a group Contract certificate (sometimes called "Participants" in our contract language and literature) or who own an individual Contract. An Owner is entitled to exercise all rights and privileges provided in the Contract, without the consent of a group Contract Holder.

Individuals as well as non-natural persons, such as corporations or trusts, may own a Contract; two persons may own a Non-Qualified Contract together. (See "Federal Tax Matters, Tax Deferral During Accumulation Period," for more information on non-natural Owners.) In this prospectus, we may refer to Owners as "you" or "your."

Generally, you may assign or transfer your Non-Qualified Contract to a new Owner by making a written request to our administrative office. An assignment or transfer of ownership, however, may result in tax liability to you. (See "Other Contract Provisions, Assignment or Transfer of a Contract" and "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders".)

Beneficiary: The person or persons who may receive the benefits of a Contract upon the death of an Owner. We will treat the surviving Owner of a jointly owned Contract as the primary Beneficiary. If there is no surviving Owner, the primary Beneficiary is the person or persons so designated by the Owner and named in our records. The contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if no primary Beneficiary is living. In the case of some Qualified Contracts, Treasury Department regulations may restrict who may be designated as a Beneficiary.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to any Owner's death. If a Beneficiary is designated irrevocably, that Beneficiary's written consent is required before the Owner can change the Beneficiary designation or exercise certain other rights. Your request will be effective on the day you sign it. We will not be liable for any payments made to a former Beneficiary, however, unless we have first notified you that we have received your written request and all necessary written consents at our Administrative Office.

Annuitant: The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

You may change the Annuitant by written notice prior to the Annuity Commencement Date. If changing Annuitants, you cannot select an Annuitant whose 95th birthday comes before the end of any Guaranteed Period or the Annuity Commencement Date without our prior approval. If any Owner is not a natural person and changes the Annuitant, the change will be treated as the death of the Owner and the Death Benefit will be paid to the Beneficiary. (See "Death Benefit".)

If an Annuitant who is not an Owner dies before the Annuity Commencement Date, the first Owner named on the application will become the new Annuitant unless the Owner had designated otherwise.

Payee: The person or persons who, generally at the designation of the Owner, receive annuity income payments under the Contract.

Issuing a Contract

You purchase a Contract by completing an application and making an Annuity Deposit of at least $10,000. We will apply your initial Annuity Deposit to the appropriate Guaranteed Period and issue your Contract as soon as is practical after we receive your Annuity Deposit and all of the necessary application information at our Administrative Office. We do not always receive your Annuity Deposit on the day that you sign your application or give the Annuity Deposit to your sales representative. In some circumstances, such as when you purchase a Contract in exchange for an existing annuity contract from another company, we may not receive your Annuity Deposit for a substantial period of time after you sign your application.

If we do not receive all of the necessary application information at our Administrative Office when we receive your Annuity Deposit, we will hold your Annuity Deposit while we attempt to complete the application. If the necessary application information is not complete after a reasonable time, we will inform you of the reason for the delay and we will return your Annuity Deposit unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your Annuity Deposit to the appropriate Guaranteed Periods and issue a Contract.

The date we apply your initial Annuity Deposit to the appropriate Guaranteed Periods is the Effective Date for the Contract. You will begin to earn interest under the Contract as of this date. The Contract Year is based on the anniversary of your Effective Date.

After we issue a Contract, you may make additional Annuity Deposits of at least $10,000 each. Regardless of how many Annuity Deposits you make, we will generally only issue one Contract. We have the right to decline any application or any Annuity Deposit. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Right to Cancel

You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. Unless otherwise provided by law, this period will never be less than 10 days. You must return the Contract and cancellation request to our Administrative Office or to the sales representative who sold it to you. If you return the Contract by mail, the effective date of the return will be the postmark date on your properly addressed and postage paid envelope. In the State of Connecticut, non-written requests are also accepted.

Upon receiving your returned Contract and cancellation request, we will cancel the Contract and treat it as if it had never been issued. Your Contract will specify the amount we will return upon cancellation. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request.

Annuity Deposits

The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. Generally, we only accept Annuity Deposits made prior to the Annuitant's 95th birthday and we have the right not to accept any Annuity Deposit if we so choose. The minimum Annuity Deposit is $10,000. We also have the right to limit the total Annuity Deposits we accept without prior approval. Currently, this amount is $2,000,000. You can make an Annuity Deposit in the form of a check made out to Protective Life Insurance Company or by any other method we deem acceptable.

You allocate Annuity Deposits, less any applicable premium tax, to one or more of the Guaranteed Periods available when you make the Annuity Deposit. You must allocate at least $10,000 to each Guaranteed Period you choose and you may not select a Guaranteed Period that extends beyond the Annuity Commencement Date.

Guaranteed Periods and Sub-Accounts

A Guaranteed Period is the period of years during which we will credit the Guaranteed Interest Rate to a Sub-Account. Currently, we offer a variety of Guaranteed Periods up to 15 years, though all Guaranteed Periods may not be available at all times or in all states. You may not select a Guaranteed Period that extends past the Annuity Commencement Date for your Contract.

Initial Guaranteed Period

We will establish a Sub-Account for each Guaranteed Period to which you allocate an Annuity Deposit. Each Sub-Account earns interest at the Guaranteed Interest Rate in effect for that Guaranteed Period from the date the Annuity Deposit is credited to the Sub-Account through the end of the Guaranteed Period or until the Sub-Account is surrendered, if earlier.

Subsequent Guaranteed Periods

At the end of a Guaranteed Period, you may select from the following options:

1.  Surrender all or part of your ending Sub-Account value without a surrender charge or Market Value Adjustment;

2.  Instruct us to apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select from the Guaranteed Periods we are then offering; or

3.  Do nothing and allow a subsequent Guaranteed Period automatically to begin.

Surrenders at the end of a Guaranteed Period

To surrender your ending Sub-Account value, you must request the surrender in writing no later than 10 days after the end of the expiring Guaranteed Period. If you surrender your ending Sub-Account value, any surrendered amount may be subject to income taxes, and a 10% IRS penalty tax may apply if you are not yet 59 1/2 years old. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" and "Penalty Tax on Premature Distributions".)

Selecting a subsequent Guaranteed Period

To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods, you must give us written instructions as to the Guaranteed Periods that you select no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from the Guaranteed Periods we are offering at the time you make your selection. No subsequent Guaranteed Period may extend past the Annuity Commencement Date for your Contract. At least $10,000 must be allocated to any subsequent Guaranteed Period.

Automatic subsequent Guaranteed Periods

Unless you instruct otherwise, the Sub-Account Value at the end of an expiring Guaranteed Period will be allocated to a subsequent Guaranteed Period. The subsequent Guaranteed Period will be the same duration as the expiring Guaranteed Period or, if we do not offer a Guaranteed Period of the same duration at that time, the longest Guaranteed Period we offer that is shorter than the expiring Guaranteed Period. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. The new Sub-Account will earn interest at the Guaranteed Interest Rate in effect for that subsequent Guaranteed Period when your Sub-Account Value is allocated to it.

Guaranteed Interest Rates in subsequent Guaranteed Periods

Your beginning Sub-Account value for any subsequent Guaranteed Period earns interest at the rate we have declared that is in effect for the subsequent Guaranteed Period(s) on the date your subsequent Guaranteed Period(s) begins. Our Guaranteed Interest Rates for subsequent Guaranteed Periods may differ from our Guaranteed Interest Rates for initial Guaranteed Periods of the same duration.

Guaranteed Interest Rates

From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guaranteed Period. A Guaranteed Interest Rate credited to a Sub-Account will not change during the Guaranteed Period. We may, at our discretion, offer higher interest rates on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

In determining Guaranteed Interest Rates, we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments by Protective"). In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including but not limited to the following factors: regulatory and tax requirements; sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

Aggregation of Other ProSaver® Platinum Contracts to Determine Interest Rate

If we are offering a higher interest rate on Annuity Deposits, renewals, or both for Account Values equal to $100,000 or more when you purchase your ProSaver Platinum contract, we will aggregate the Account Values of the ProSaver Platinum contracts that you own, or own as a joint owner, for the purpose of determining the interest rate to be credited to each Guaranteed Period in your new contract. We also will aggregate the Account Values of the ProSaver Platinum contracts that you own, or own as a joint owner, when determining the credited interest rate for Guaranteed Periods in your contracts at the beginning of a subsequent Guaranteed Period in your contracts. Special rules, however, apply to Contracts held as part of an individual retirement arrangement or an employer-maintained retirement plan, such as a 403(b) plan, a tax-qualified retirement plan or a governmental 457 plan maintained for your benefit. We will only aggregate a Contract held in an individual retirement arrangement maintained for your benefit with another Contract held in an individual retirement arrangement for your benefit. Further, we will only aggregate Contracts held for your benefit under an employer-maintained retirement plan, such as a 403(b) plan or 401(a) plan, with other Contracts held for your benefit under the same employer-maintained retirement plan. We will not aggregate Contracts held as part of individual retirement arrangements with other Contracts that are not held as part of an individual retirement arrangement, and we will not aggregate Contracts held in employer-maintained retirement plans with Contracts that are not held as part of the same employer-maintained retirement plan. We will also not aggregate Contracts that you own through an individual retirement arrangement or employer-maintained retirement plan with Contracts that are owned by your family members through an individual retirement arrangement or otherwise. We may suspend, amend, or terminate the aggregation at any time without notice. The interest rate for a guaranteed period will remain fixed for the remainder of the guaranteed period, however, and will not be reduced if we terminate these aggregation policies or if you surrender one contract before the end of the guaranteed period in one or more other contracts which were aggregated. Furthermore, by stating that we may choose to aggregate certain contracts, we are not obligating ourselves to offer a higher interest rate on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

Compounding of Interest

The Guaranteed Interest Rate we declare for each Sub-Account is the annual effective interest rate for the Sub-Account, which means the declared interest rate includes the effects of compounding. Interest compounds daily in the Sub-Account for the duration of the Guaranteed Period. Below is an illustration of how interest is credited during each year of a five-year Guaranteed Period. For the purposes of this example, we have made assumptions as indicated.

Please note that the following example assumes no surrenders or withdrawals of any amount and no premium tax due on issuance. A Market Value Adjustment and surrender charge may apply to any full or partial surrender you make prior to the end of a Guaranteed Period (See "Surrenders"). The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

Example of Compounding at the Guaranteed Interest Rate

Deposit:	$100,000
Guaranteed Period:	5 Years
Guaranteed Interest Rate:	3.75%

	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning of Year 1 Account Value:	$100,000.00
x (1 + Guaranteed Interest Rate):	1.0375
= End or Year 1 Account Value:	$103,750.00
Beginning of Year 2 Account Value:		$103,750.00
x (1 + Guaranteed Interest Rate):		1.0375
= End of Year 2 Account Value:		$107,640.63
Beginning of Year 3 Account Value:			$107,640.63
x (1 + Guaranteed Interest Rate):			1.0375
= End of Year 3 Account Value:			$111,677.15
Beginning of Year 4 Account Value:				$111,677.15
x (1 + Guaranteed Interest Rate):				1.0375
= End of Year 4 Account Value:				$115,865.04
Beginning of Year 5 Account Value:					$115,865.04
x (1 + Guaranteed Interest Rate):					1.0375
= End of Year 5 Account Value:					$120,209.98

Total Interest Credited in Guaranteed Period: $120,209.98 – $100,000 = $20,209.98
Account Value at End of Guaranteed Period: $100,000 + $20,209.98 = $120,209.98

Interest Withdrawals

Once each Contract year, you may instruct us to send you all or a portion of the interest credited to your Sub-Accounts during the prior Contract year. Your instructions must be in writing. Currently, for most Guaranteed Periods, you may establish automatic interest withdrawals that are paid to you monthly, quarterly, semi-annually or annually. We reserve the right to limit automatic interest withdrawals to one per Contract year upon notice to you.

Interest withdrawals remove money from your Sub-Account that would otherwise have been compounding interest on a daily basis. Because of this interruption of interest compounding, the more you withdraw, the less interest your Sub-Account will generate over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals would.

We will not impose a surrender charge or Market Value Adjustment on interest withdrawals but interest withdrawals may be subject to federal and state income tax and a 10% penalty tax. In addition, interest withdrawals from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters".)

Account Values

The value of a Sub-Account at any time is equal to the amounts that were allocated to that Sub-Account, plus any interest credited to it, minus any interest withdrawals and surrenders (including any surrender charges, Market Value Adjustment and premium tax). The sum of the Sub-Account values in your Contract is called the Account Value and represents the total value of your Contract.

The Net Sub-Account Value is equal to the Sub-Account value modified by any Market Value Adjustment, minus surrender charges, and premium tax that would apply in the case of a full surrender of the Sub-Account. The Net Account Value, which is the sum of all the Net Sub-Account values under your Contract, is the amount you would be entitled to receive if you made a full surrender of your Contract. For this reason, the Net Account Value is sometimes called the "Surrender Value" of a Contract.

SURRENDERS

Surrenders

Surrenders and Partial Surrenders

You may surrender your entire Contract at any time before Annuity payments begin. You may surrender part of the Contract before Annuity payments begin if the value of each remaining Sub-Account is at least $10,000 after the surrender.

Your surrender request must be in writing and, if you request a partial surrender, you must specify the Sub-Accounts from which the partial surrender will be taken. If you have more than one Sub-Account with the same Guaranteed Period, you must take the partial surrender from the Sub-Account with the shortest time remaining until maturity.

Partial and full surrenders from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters".)

Taxes May Apply

Amounts surrendered may be subject to federal and state income taxes. The taxable amount of a surrender may, under certain circumstances, be subject to a 10% federal tax penalty. In the case of Qualified Contracts, federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, surrenders from Qualified Contracts may require your spouse's consent even if your spouse is not an Owner. (See "Federal Tax Matters".) Premium tax may also apply. (See "Premium Tax".) You should consult your tax advisor about the effect a surrender from the Contract may have on your taxes.

Delay of Payments

We may delay payment of a surrender for up to six months from the date we receive your written request, or for the period permitted by state insurance law, if shorter.

Surrender Value

The surrender value is the amount available to you upon a surrender or partial surrender. The surrender value is calculated as of the date we receive your surrender request using the following formula:

Surrender Value = A – S – M – P, where

A	=	the amount of account value you surrender;

S	=	the amount of the surrender charge;

M	=	the amount of the Market Value Adjustment;

P	=	the amount of any applicable premium tax.

Surrender Charges

Surrenders and partial surrenders may be subject to a surrender charge. Generally, we will assess a surrender charge if you take a surrender during the first seven years of any Guaranteed Period. The surrender charge applies to renewal Guaranteed Periods, as well as initial Guaranteed Periods. We calculate the surrender charge separately for each Sub-Account. We determine the amount of the surrender charge for a Sub-Account as follows: first, we subtract any amount available as an interest withdrawal from the surrender amount you request; then we multiply the result by the appropriate surrender charge percentage from the table below. The surrender charge percentage is determined based on the age of the Sub-Account from which the surrender is taken.

Number of Completed Years In a Guaranteed Period	Surrender Charge Percentage
0	6%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7 or more	0%

We will include the surrender charge in the amount we deduct from the Sub-Account to satisfy your surrender request. The total surrender charge for your surrender is the sum of the surrender charges for the Sub-Accounts from which you make your surrender.

We do not apply the surrender charge after the first seven years of any Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Sub-Account's Guaranteed Period if we receive your written surrender request no later than 10 days after the end of the Guaranteed Period.

The Market Value Adjustment

We will apply a Market Value Adjustment if you request a full or partial surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between market interest rates available when a Sub-Account was established and the interest rates available at the time of the surrender from that Sub-Account, as measured by an independent index called the Treasury Rate. The Treasury Rate is the annual effective interest rate credited to certain United States Treasury instruments and it is published by Bloomberg L.P., a nationally recognized service. On the fifteenth day and the last day of each month we will identify a Treasury Rate for each Guaranteed Period. For the purpose of determining the Market Value Adjustment during the cancellation period, we will identify a Treasury Rate each day. We will be consistent in the method we use to identify the Treasury Rate and the determination is binding upon any Owner, Annuitant and Beneficiary.

The Market Value Adjustment formula contains a 0.25% set percentage factor that compensates us for certain expenses and losses that we may incur, either directly or indirectly, as a result of the surrender. Another factor in the formula decreases the effect of the Market Value Adjustment as the Sub-Account matures by taking into consideration the number of months remaining in the Guaranteed Period from which the surrender is taken.

Like the surrender charge, the Market Value Adjustment is calculated separately for each Sub-Account. We determine the amount of the Market Value Adjustment for each Sub-Account by subtracting any amount available as an interest withdrawal from the surrender amount requested, and then multiplying the result by the Market Value Adjustment percentage derived from the formula below:

Market Value Adjustment Percentage = (C – I + 0.25%) x (N/12), where

C	=	the current Treasury Rate established for the same term as the Guaranteed Period from which the surrender is taken;

I	=	the initial Treasury Rate for the Guaranteed Period from which the surrender is taken;

N	=	the number of months remaining in the Guaranteed Period from which the surrender is taken.

The Market Value Adjustment may increase or decrease the surrender value. If the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the surrender value. Otherwise, the Market Value Adjustment will decrease the Surrender Value.

We will include the Market Value Adjustment in the amount we deduct from the Sub-Account to satisfy your surrender request. The total Market Value Adjustment for your surrender is the sum of the Market Value Adjustments to the Sub-Accounts from which the surrender is taken.

We do not apply the Market Value Adjustment to the withdrawal of interest credited to your Sub-Accounts during the prior Contract year. See "Description of the Contract, Interest Withdrawals." When calculating the Market Value Adjustment, we subtract any amount available as an interest withdrawal before we apply the Market Value Adjustment. If we receive your written surrender request no later than 10 days after the end of a Sub-Account's Guaranteed Period, we do not apply the Market Value Adjustment to surrenders from that Sub-Account.

Please note that the following example assumes no interest withdrawals, no premium tax due on issuance, and no surrenders other than those shown in the example. The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES FULL SURRENDER AFTER COMPLETION OF YEAR 3

Interest Guarantee Period (years):	3	5	7	Total
Initially –
Annuity Deposit:	$10,000	$10,000	$10,000	$30,000
Guaranteed Interest Rate:	3.50%	3.75%	4.00%
Year 1 –
Beginning of Year Account Value:	$10,000	$10,000	$10,000	$30,000
x (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
– Beginning of Year Account Value:	$10,000	$10,000	$10,000	$30,000
= Interest Earned during Year:	$350.00	$375.00	$400.00	$1,125.00
Year 2 –
Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
x (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
– Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
= Interest Earned during Year:	$362.25	$389.06	$416.00	$1,167.31
Year 3 –
Beginning of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
x (1 + Guaranteed Interest Rate):	1.0350	1.0375	1.0400
= End of Year Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Beginning of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Interest Earned during Year:	$374.93	$403.65	$432.64	$1,211.22
After Completion of Year 3 –
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Prior Year's Interest:	$374.93	$403.65	$432.64	$1,211.22
= Amount Subject to Surrender Charge and Market Value Adjustment:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
Surrender Charge Percentage:	0%	4%	4%
x Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Surrender Charge:	$0.00	$430.56	$432.64	$863.20
Number of Months Remaining in the Guaranteed Period:	—	24	48
Example #1 — Increasing Interest Rate Environment
Current Treasury Rate:	4.50%	5.00%	5.50%
– Initial Treasury Rate:	3.75%	4.25%	4.75%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	2.00%	4.00%
x Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Market Value Adjustment:	$0.00	$215.28	$432.64	$647.92
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Surrender Charge:	$0.00	$430.56	$432.64	$863.20
– Market Value Adjustment:	$0.00	$215.28	$432.64	$647.92
= Net Account Value:	$11,087.18	$10,521.87	$10,383.36	$31,992.41
Example #2 — Decreasing Interest Rate Environment
Current Treasury Rate:	3.00%	3.50%	4.00%
– Initial Treasury Rate:	3.75%	4.25%	4.75%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	–1.00%	–2.00%
x Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Market Value Adjustment:	$0.00	$(107.64)	$(216.32)	$(323.96)
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
– Surrender Charge:	$0.00	$430.56	$432.64	$863.20
– Market Value Adjustment:	$0.00	$(107.64)	$(216.32)	$(323.96)
= Net Account Value:	$11,087.18	$10,844.79	$11,032.32	$32,964.29

Premium Tax

Premium tax (including related retaliatory taxes and fees, if any) will be deducted when applicable. If your Contract is subject to a premium tax, we will deduct it according to applicable law from either your Annuity Deposits when received, upon a full or partial surrender, from the amount applied to an annuity option, or from the Death Benefit. The current rate of premium tax ranges up to 3.50%.

DEATH BENEFIT

Death of an Owner

If any Owner dies prior to the Annuity Commencement Date while the Contract is in force, we will pay a death benefit to the Beneficiary. If there are joint Owners to a Contract and one dies prior to the Annuity Commencement Date, the surviving Owner will be the Beneficiary. If there is no Beneficiary living or named, we will pay the death benefit to the estate of the deceased Owner. If any Owner is not a natural person, the death of the Annuitant or a change in the Annuitant will be treated as the death of an Owner. We will not pay a death benefit if an Owner dies after the Annuity Commencement Date. (See "Death of the Owner or Annuitant After the Annuity Commencement Date," page 18.)

Determining the Death Benefit

We will determine the death benefit as of the date we receive due proof of an Owner's death. If we receive a claim for the death benefit in good order and within 12 months of the date of the Owner's death, the death benefit will be the greater of the Net Account Value or the Account Value less applicable premium tax. If we receive the claim more than 12 months after the date of death, the death benefit will be the Net Account Value. If a death benefit is payable because an Owner who is not a natural person changes the Annuitant, the death benefit will be the Net Account Value.

Paying the Death Benefit

Only one death benefit is payable under a Contract, even though the Contract may, under some circumstances, continue beyond the time of an Owner's death.

The death benefit may be taken in one lump sum immediately, in which event the Contract will terminate. If the death benefit is not taken immediately as a lump sum, the entire interest in the Contract must be distributed under one of the following options:

(1)  the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

(2)  the entire interest must be distributed within five years of the Owner's death.

If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

If the Beneficiary is the deceased Owner's spouse within the meaning of federal law, the surviving spouse may choose, in lieu of taking the death benefit, to continue the Contract and become the new Owner. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the death benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to option 1 or 2, described above.

Under the federal Defense of Marriage Act ("DOMA"), only individuals of the opposite sex can be treated as married or spouses. DOMA is the controlling law when determining whether individuals are "spouses" for purposes of the federal tax provisions of annuity contracts. Under federal tax law, the beneficiary of an annuity contract who is the spouse (within the meaning of DOMA) of a deceased owner is treated more favorably than a beneficiary who is not recognized as a spouse under DOMA. Specifically, as described above, a beneficiary who is a DOMA recognized spouse of the deceased owner may continue an annuity contract without taking any distributions from the contract. In contrast, a beneficiary who is not recognized as a spouse of the deceased owner under DOMA (e.g., civil union and domestic partners or same-sex spouses) must surrender the contract within 5 years of the owner's death or take distributions from the contract over the beneficiary's life or life expectancy. As a result, a beneficiary of a deceased owner who was treated as married to the owner under state law, but whose marriage is not recognized by DOMA, will be required to take distributions from the Contract in the manner applicable to non-spouse beneficiaries and will not be able to elect to continue the Contract. If you have questions concerning your status as a spouse and how that status might affect your rights under the Contract, please consult your legal adviser.

The death benefit provisions of your Contract will be interpreted to comply with the requirements of Section 72(s) of the Internal Revenue Code. We reserve the right to endorse your Contract, as necessary, to conform to regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.

ANNUITY BENEFITS

Annuity Commencement Date

You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of any Guaranteed Period nor later than the Annuitant's 95th birthday without our prior consent. If you do not select one, the Annuity Commencement Date will be the end of the Contract year immediately before the Annuitant's 95th birthday.

You may change the Annuity Commencement Date, subject to some general restrictions:

•  You must request the change in writing.

•  We must receive the written request at least 30 days before the new Annuity Commencement Date you requested.

•  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

•  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 95th birthday.

Once our Administrative Office notifies you that we have received and approved your written request to change the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

Annuity Commencement Dates that occur after the Annuitant's 85th birthday may have adverse income tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. (See "Federal Tax Matters, Tax Deferral During Accumulation Period".) You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters, Qualified Retirement Plans".)

Annuity Options

On the Annuity Commencement Date we will apply the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-year fixed period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

•  Option 1 — Payments for a Fixed Period.

We will make equal monthly payments for any period not less than five years nor more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

•  Option 2 — Life Income with Payments for a Fixed Period.

We will make equal monthly payments based on the life of 1 or 2 named Annuitants. Payments will continue for the lifetime of the Annuitant(s) with payments guaranteed for either 10 or 20 years. Payments stop at the end of the selected fixed period or when the last surviving named Annuitant dies, whichever is later.

•  Option 3 — Payments for a Fixed Amount.

We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

Other annuity options may be available on your Annuity Commencement Date. At this time Protective does not allow you to apply a portion of your Net Account Value to an annuity option while maintaining the remaining Net Account Value available for interest withdrawals, partial surrenders or a full surrender. However, in the future we may change our procedures and allow you to select certain annuity options and apply only a portion of your Net Account Value to the option.

Annuity Payments

We will use the Annuitant's age on the Annuity Commencement Date to determine the amount of the payments under the annuity option you select. We calculate the amount of each annuity payment using the Annuity Tables published in the Contract. Those tables are based on the 1983 Individual Annuitant Mortality Table A projected four years with interest credited at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987. If, at the time you select an annuity option, we offer more favorable options or rates, the higher benefits will apply.

Generally, we will make the first annuity payment one month after the Annuity Commencement Date. We will make subsequent payments according to the payment mode you select. We reserve the right to pay the Net Account Value in a lump sum if it is less than $5,000, and to change the frequency of your annuity payments if at any time the annuity payment is less than our current minimum payment amount.

As a condition for making the first annuity payment, we may require proof of the Annuitant's age and gender. As a condition for continuing to make annuity payments that are based on the life of an Annuitant, we may at any time require proof that the Annuitant is still living. You may not surrender this Contract after annuity payments begin.

Death of the Owner or Annuitant After the Annuity Commencement Date

If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all the annuity payments have been made, we will distribute any remaining payments at least as rapidly as under the annuity option in effect on the date of death. After the death of an Annuitant, we will make any remaining payments to the Beneficiary unless you specified otherwise before the Annuitant died.

INVESTMENTS BY PROTECTIVE

Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws that prescribe permissible investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

In establishing Guaranteed Interest Rates, Protective intends to take into account, among other things, the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates".) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. Protective may also invest in lower than investment-grade debt instruments.

Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

Mortgage-backed and corporate debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated BBB or higher by S&P to be investment grade. As of December 31, 2010, 87.6% of bonds in which Protective invests were considered investment grade; 54.7% of these bonds were rated BBB.

Mortgage-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

Debt obligations which have a Standard & Poor's rating below investment grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.

Protective's primary mortgage lending emphasis has been on small commercial mortgage loans to finance shopping centers that provide for the necessities of life. Protective has been making this type of loan for many years with little principal loss over that time.

The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states in which we operate. Contract owners do not participate in the investment performance of these assets. The risk of investment gain or loss is borne entirely by the Company.

OTHER CONTRACT PROVISIONS

Non-Participating

The Contract does not share in our surplus or profits and does not pay dividends.

Notice

All instructions and requests to change or assign a Contract must be in a written form acceptable to us and signed by the Owner. The instruction, change or assignment will relate back to and take effect on the date it was signed, but we will not be responsible for following any instruction or making any change or assignment before we receive it and acknowledge it through our Administrative Office. Send correspondence to: Investment Products Services, P. O. Box 10648, Birmingham, Alabama 35202-0648.

Reports

At least once each year, we will send you a report showing the current AccountValue, Sub-Account values, interest credited and any other information required by law.

Transactions and Modification of the Contract

Currently, you must make any request for a change or transaction under your Contract in writing and on a form acceptable to Protective. Changes and transactions under your Contract include actions such as: making additional Annuity Deposits; requesting surrenders or interest withdrawals; changing the Annuity Commencement Date, annuity option, or Annuitant; or making a death benefit claim.

No one is authorized to modify or waive any term or provision of the Contract unless we agree and unless it is signed by our President, Vice President or Secretary. We reserve the right to change or modify the provisions of the Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure the Contract continues to qualify as an annuity under the Internal Revenue Code. We will send you a copy of any endorsement that modifies your Contract and will obtain all necessary approvals including, where required, that of the Owner.

Assignment or Transfer of a Contract

You have the right to assign or transfer a Contract if it is permitted by applicable law. Generally, you do not have the right to assign or transfer a Qualified Contract. We do not assume responsibility for any assignment or transfer. Any claim made under an assignment or transfer is subject to proof of the nature and extent of the assignee's or transferee's interest before we make a payment. Assignments and transfers have federal income tax consequences. An assignment or transfer may result in the Owner recognizing taxable income. (See, "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders".)

Facility of Payment

If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds

To the extent permitted by law, no benefits payable under a Contract will be subject to the claims of creditors of any payee.

Error in Age or Gender

When a Contract benefit depends upon any person's age or gender, we may require proof of such. We may suspend the benefit until we receive that proof. When we receive satisfactory proof, we will make any payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based on gender.

If, after we receive proof of age and gender (where applicable), we determine that the information you furnished to us was not correct, we will adjust the benefits under your Contract to that which would have been due based upon the correct information. If we underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. We will deduct up to the full amount of any current or future payment until the overpayment has been fully repaid. Underpayments and overpayments will bear interest at an annual effective rate of 3%.

Suspension of Contracts

Under certain circumstances, we may be required by law to reject an Annuity Deposit, freeze a Contract, or both. Under these circumstances, we would refuse to honor any request for withdrawals, surrenders, or death benefits. Once frozen, we would hold any Account Value in an interest bearing account until we receive instructions from the appropriate regulatory or law enforcement authorities.

DISTRIBUTION OF THE CONTRACTS

Distribution

We have entered into an agreement with Investment Distributors, Inc. ("IDI") under which IDI has agreed to distribute the Contracts on a "best efforts" basis. Under the agreement, IDI serves as principal underwriter (as defined under Federal securities laws and regulations) for the Contracts. IDI is a Tennessee corporation and was established in 1993. IDI, a wholly-owned subsidiary of PLC, is an affiliate of and shares the same address as Protective. IDI is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulatory Authority ("FINRA").

IDI, together with Protective, enters into distribution agreements with other broker-dealers, including ProEquities, Inc., an affiliate of Protective Life and IDI, (collectively, "Selling Broker-Dealers") for the sale of the Contracts. Registered representatives of the Selling Broker-Dealers sell the Contracts directly to individuals and groups who have established accounts with them. Registered representatives of the Selling Broker-Dealers must be licensed as insurance agents by applicable state insurance authorities and appointed as agents of Protective in order to sell the Contracts. IDI may also offer the Contracts directly to members of certain other eligible groups or other eligible individuals.

We pay commissions and additional asset-based compensation to Selling Broker-Dealers through IDI. IDI does not retain any commission payment or other amounts as principal underwriter for the Contracts. We may pay some or all of IDI's operating and other expenses, however.

We offer the Contract on a continuous basis. While we anticipate continuing to offer the Contracts, we reserve the right to discontinue the offering at any time.

Selling Broker-Dealers

We pay commissions and may provide some form of non-cash compensation to all Selling Broker-Dealers in connection with the promotion and sale of the Contracts. A portion of any payments made to Selling Broker-Dealers may be passed on to their registered representatives in accordance with their internal compensation programs. We may use any of our corporate assets to pay commissions and other costs of distributing the Contracts, including any profit from the fees and charges imposed under the Contracts. Commissions and other incentives or payments described below are not charged directly to Contract owners. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contracts or from our general account.

Compensation Paid to All Selling Broker-Dealers. We pay commissions as a percentage of each Annuity Deposit and on the Sub-Account Value transferred to a subsequent Guaranteed Period. While the amount and timing of commissions may vary depending on the distribution agreement, we do not expect them to exceed 4% of any Annuity Deposit or transfer of Sub-Account Value. In the normal course of business, we may also provide non-cash compensation in connection with the promotion of the Contracts, including conferences and seminars (including travel, lodging, and meals in connection therewith), and items of relatively small value, such as promotional gifts, meals, or tickets to sporting or entertainment events.

The registered representative who sells you the Contract typically receives a portion of the compensation we pay to his or her Selling Broker-Dealer, depending on the agreement between the Selling Broker-Dealer and your registered representative and the Selling Broker-Dealer's internal compensation program. These programs may include other types of cash and non-cash compensation and other benefits. If you would like information about what your registered representative and the Selling Broker-Dealer for whom he or she works may receive in connection with your purchase of a Contract, please ask your registered representative.

Additional Compensation Paid to Selected Selling Broker-Dealers. In addition to ordinary commissions and non-cash compensation, we may pay additional asset-based compensation to selected Selling Broker-Dealers. These payments are made through IDI. These payments may be (1) additional amounts as a percentage of Annuity Deposits we receive under the Contracts and other contracts we sell, such as our variable insurance products, (2) additional "trail" commissions, which are periodic payments as a percentage of the Account Values of the Contracts and of the contract and policy values or variable account values of our variable insurance products; and/or (3) marketing allowances as a percentage of fixed annuity assets under management relating to the Contracts. Some or all of these additional asset-based compensation payments may be conditioned upon the Selling Broker-Dealer producing a specified amount of new Annuity Deposits (including purchase payments and/or premiums for our variable insurance products) and/or maintaining a specified amount of Annuity Value (including contract and policy value for our variable insurance products) with us.

The Selling Broker-Dealers to whom we pay additional asset-based compensation may provide preferential treatment with respect to our products (including the Contracts) in their marketing programs. Preferential treatment of our products by a Selling Broker-Dealer may include any or all of the following: (1) enhanced marketing of our products over non-preferred products; (2) increased access to the Selling Broker-Dealer's registered representatives; and (3) payment of higher compensation to registered representatives for selling our products (including the Contracts) than for selling non-preferred products.

These additional asset-based compensation arrangements are not offered to all Selling Broker-Dealers. These arrangements are designed to specially encourage the sale of our products (and/or our affiliates' products) by such Selling Broker-Dealers. The prospect of receiving, or the receipt of, additional asset-based compensation may provide Selling Broker-Dealers and/or their registered representatives with an incentive to favor sales of our Contracts over other market value adjusted annuities or other investments (as well as favoring our variable insurance products over other variable insurance products) with respect to which a Selling Broker-Dealer does not receive additional compensation, or receives lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the Contracts. If you would like information about what your registered representative and the Selling Broker-Dealer for whom he or she works may receive in connection with your purchase of a Contract, please ask your registered representative.

We may also pay to selected Selling Broker-Dealers, including those listed above as well as others, additional compensation in the form of (1) payments for participation in meetings and conferences that include presentations about our products (including the Contracts), and (2) payments to help defray the costs of sales conferences and educational seminars for the Selling Broker-Dealers' registered representatives.

Arrangements with Affiliated Selling Broker-Dealer. In addition to the ordinary commissions and non-cash compensation that we pay to all Selling Broker-Dealers, including ProEquities, Inc., we or our parent company, PLC, pay some of the operating and other expenses of ProEquities, Inc., such as paid-in-capital and certain overhead expenses. Additionally, employees of ProEquities, Inc. may be eligible to participate in various employee benefit plans offered by PLC.

FEDERAL TAX MATTERS

Introduction

The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, the Company makes no guarantee regarding any tax treatment — federal, state or local — of any Contract or of any transaction involving a Contract.

Protective's Tax Status

Protective is taxed as a life insurance company under the Code. The assets underlying the Contracts will be owned by Protective, and the income derived from such assets will be includible in Protective's income for federal income tax purposes.

Taxation of Annuities in General

Tax Deferral During Accumulation Period

Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable to the Owner or Annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution.

As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age, e.g., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, any increases in the Account Value could be currently includable in the Owner's income.

The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

Taxation of Interest Withdrawals and Partial and Full Surrenders

In the case of an interest withdrawal or partial surrender, amounts received generally are includible in income to the extent the Owner's Account Value before the interest withdrawal or partial surrender exceeds his or her "investment in the contract." Amounts received under an automatic interest withdrawal program are treated as partial surrenders. In the case of a full surrender, amounts received are includible in income to the extent they exceed the investment in the contract. For these purposes the "investment in the contract" at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to Qualified Contracts) less any amounts previously received from the Contract which were not includible in income.

Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge of (or agreement to assign or pledge) any portion of the "Account Value" is treated as a partial surrender of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the "cash surrender value" and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income. The exceptions for transfers to the Owner's spouse (or to a former spouse) are limited to individuals that are treated as spouses under federal law.

There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any interest withdrawal, partial surrender, assignment or pledge or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

Interest withdrawals, partial surrenders, and full surrenders may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding.")

Taxation of Annuity Payments

Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the excludable amount. The excludable amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another within the meaning of federal law. A tax advisor should be consulted in these situations.

Annuity payments may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding.")

Example of Determination of Excludable Amount

Assumptions:

Investment in contract:	$70,000

Annuity option selected:	10 year certain period

Payment frequency:	monthly, with the initial payment made immediately upon annuitization

Hypothetical payment:	$1,000

Calculations:

Total payments =	Hypothetical payment multiplied by the number of payments to be made: $1,000 x 120 = $120,000

Exclusion ratio =	Investment in the contract divided by the total payments: $70,000 ÷ $120,000 = 58.33%

Excludable amount =	Exclusion ratio multiplied by the hypothetical payment: 58.33% x $1,000 = $583.30

Taxation of Death Benefit Proceeds

Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an Annuity option, they are taxed in the same manner as annuity payments, as described above. After the Annuity Commencement Date, if a guaranteed period exists under a life income Annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing Annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding".)

Penalty Tax on Premature Distributions

Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if an Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period. Certain other exceptions to the 10% penalty tax not described herein may also apply. (Similar rules, described below, generally apply in the case of Qualified Contracts.)

Aggregation of Contracts

In certain circumstances, the IRS may determine the amount of an annuity payment, an interest withdrawal, a partial surrender, or a full surrender from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity issued by Protective, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including interest withdrawals and surrenders prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not always clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

Exchanges of Annuity Contracts

We may issue the Contract in exchange for all or part of another annuity contract that you own. Such an exchange will be tax free if certain requirements are satisfied. If you exchange all of another annuity contract and the exchange is tax free, your investment in the contract immediately after the exchange will generally be the same as that of the annuity contract exchanged, increased by any additional purchase payment made as part of the exchange. Your Account Value immediately after the exchange may exceed your investment in the contract. That excess may be includable in income should amounts subsequently be withdrawn or distributed from the Contract (e.g., as an interest withdrawal, partial surrender, full surrender, annuity payment, or death benefit).

If you exchange part of an existing contract for the Contract, and within 12 months of the exchange you receive a payment (e.g., you make a withdrawal) from either contract, the exchange may not be treated as a tax free exchange. Rather, the exchange may be treated as if you had made a partial surrender from the existing contract and then purchased the Contract. In these circumstances, some or all of the amount exchanged into the Contract could be includible in your income and subject to a 10% penalty tax. There are various circumstances in which a partial exchange followed by receipt of a payment within 12 months of the exchange is unlikely to affect the tax free treatment of the exchange.

You should consult your tax advisor in connection with an exchange of all or part of an annuity contract for the Contract, especially if you may make a withdrawal from either contract within 12 months after the exchange.

Medicare Hospital Insurance Tax on Certain Distributions

Effective for tax years beginning after December 31, 2012, a new Medicare hospital insurance tax of 3.8% will apply to some types of investment income, including certain amounts distributed from nonqualified annuities. This new tax only applies to taxpayers with "modified adjusted gross income" above $250,000 in the case of married couples filing jointly, $125,000 in the case of married couples filing separately, and $200,000 for all others. For more information regarding this tax and whether it may apply to you, please consult your tax advisor.

Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of Certain Non-natural Persons

In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, that entity's general interest deduction under the Code may be limited. More specifically, a portion of its otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be Beneficiaries under a Contract, should consult a tax advisor.

Qualified Retirement Plans

In General

The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Deposit of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans. State income tax rules applicable to Qualified Plans and Qualified Contracts often differ from federal income rules, and this prospectus does not describe any of these differences. Those who intend to use the Contract in connection with Qualified Plans should seek competent advice.

The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, in the case of interest withdrawals, full and partial surrenders, and annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable.

If a Contract is issued in connection with a Qualified Plan, the Owner and the Annuitant generally must be the same person and generally may not be changed. Additionally, for Contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act ("ERISA"), the spouse or ex-spouse of the Owner will have rights in the Contract. In such a case, the Owner may need the consent of the spouse or ex-spouse to change annuity options, elect an interest withdrawal, or make a partial or full surrender of the Contract.

In the case of Qualified Contracts, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any fixed period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Due to the presence of a Market Value Adjustment there may be in some circumstances uncertainty as to the amount of required minimum distributions. Failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities (IRAs), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

There is also a 10% penalty tax on the taxable amount of payments from Qualified Contracts. There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions generally apply to taxable distributions from other Qualified Plans

(although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor. Certain other exceptions to the 10% penalty tax not described herein also may apply.

When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

Individual Retirement Accounts and Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an IRA. IRAs are subject to limits on the amounts that may be contributed and deducted, on the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements (discussed below), distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with a "Coverdell Education Savings Account" (formerly known as an "Education IRA") under Section 530 of the Code, a "Simplified Employee Pension" under Section 408(k) of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

Roth IRAs.  Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income.

A qualified distribution is a distribution that satisfies two requirements:

•  First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution was made to any Roth IRA established for the Owner.

•  Second, the distribution must be either:

1)  made after the Owner reaches age 59 1/2;

2)  made after the Owner's death;

3)  attributable to the Owner being disabled; or

4)  a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code.

In addition, distributions from Roth IRAs need not commence when the Owner reaches age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA. A Roth IRA may accept a rollover contribution from a "designated Roth account" maintained under a Qualified Plan, and a Roth IRA also may accept a rollover contribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, tax-sheltered annuity or custodial account under Section 403(b) of the Code, or governmental plan under Section 457(b) of the Code. Special rules apply to rollovers from Qualified Plans and designated Roth accounts under Qualified Plans. You should seek competent advice before making such a rollover.

Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-SharingPlans. Section 401(a) of the Code permits corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Corporate and self-employed pension and profit sharing plans are also subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with such a plan, you should consider the effect of the $10,000 minimum Annuity Deposit requirement, and of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more, on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

Section 403(b). Protective no longer issues Qualified Contracts in connection with Section 403(b) of the Code (i.e., TSAs). In addition, Protective, without prior approval, no longer accepts additional premiums into existing Qualified Contracts issued as TSAs. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. Owners using the Contracts as a "Section 403(b) annuity contract" should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) annuity contracts contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988, on amounts attributable to salary reduction contributions held as of December 31, 1988.

These amounts can be paid only if the employee has reached age 59 1/2, had a severance from employment, died, become disabled, in the case of hardship, or if the amount is a "qualified reservist distribution" under Section 72(t)(2)(G) of the Code. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon can not be distributed on account of hardship. In addition, in the case of contracts issued on or after January 1, 2009, a Section 403(b) contract is permitted to distribute retirement benefits (other than those attributable to salary reduction contributions) to a participant no earlier than upon the earlier of the participant's severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability. (These limitations on withdrawals and distributions do not apply to the extent Protective is directed to transfer or exchange some or all of the Account Value to the issuer of another Section 403(b) annuity contract or into a Section 403(b)(7) custodial account.)

Section 403(b) plans are subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for use in connection with a tax sheltered annuity plan, you should consider the effect of the $10,000 minimum Annuity Deposit requirement, and of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more, on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

Income tax regulations impose a written plan requirement and certain information sharing requirements on Section 403(b) contracts (including Section 403(b) annuity contracts and Section 403(b)(7) custodial accounts). In particular, a rollover to a Section 403(b) contract from an eligible retirement plan, a transfer to a Section 403(b) plan from another Section 403(b) plan, and the exchange of a Section 403(b) contract for another Section 403(b) contract under the same Section 403(b) plan must be permitted under the

Section 403(b) plan pursuant to which the contract is maintained. In addition, the issuer of the Section 403(b) contract and the employer maintaining the Section 403(b) plan must generally agree to provide each other, from time to time, with information necessary for the Section 403(b) contract, or any other contact to which contributions have been made by the employer, to satisfy Section 403(b) and other tax requirements. If these requirements are not met, there may be adverse tax consequences to the contract owner, including current taxation of amounts that would otherwise be tax deferred.

In light of the limitations in the income tax regulations, Protective, without prior approval, will not accept rollovers, transfers, or exchanges into a Section 403(b) annuity contract. A rollover, transfer, or exchange from your Section 403(b) annuity contract with Protective to another Section 403(b) contract may be made only if the other Section 403(b) annuity contract is maintained pursuant to a Section 403(b) plan that permits the rollover, transfer, or exchange. Before requesting a rollover, transfer, or exchange to another Section 403(b) contract, you should consult your tax advisor about the income tax consequences of the proposed transaction.

Direct Rollover Rules

In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax-sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax-sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the Owner in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an IRA). Special rules apply to the rollover of any after-tax amounts. Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or Protective) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

Federal Income Tax Withholding

Protective will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies Protective at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments (other than the eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) and conversions of, or rollovers from, non-Roth IRAs and Qualified Plans to Roth IRAs is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

EXECUTIVE OFFICERS AND DIRECTORS

As of February 21, 2011, Protective's executive officers were as follows:

Name	Age	Position
John D. Johns	59	Chairman of the Board, President, Chief Executive Officer and a Director

Richard J. Bielen	50	Vice Chairman and Chief Financial Officer and a Director

Edward M. Berko	53	Executive Vice President, Chief Risk Officer

Carolyn M. Johnson	50	Executive Vice President, Chief Operating Officer and a Director

Deborah J. Long	57	Executive Vice President, Secretary and General Counsel

Carl S. Thigpen	54	Executive Vice President, Chief Investment Officer

D. Scott Adams	46	Senior Vice President, Chief Human Resources Officer

Brent E. Griggs	55	Senior Vice President, Asset Protection

Carolyn King	60	Senior Vice President, Acquisitions and Corporate Development

Steven G. Walker	51	Senior Vice President, Controller and Chief Accounting Officer

Judy Wilson	52	Senior Vice President, Stable Value Products

All executive officers are elected annually and serve at the pleasure of the Board of Directors. None of the executive officers are related to any director of Protective or to any other executive officer.

Mr. Johns has been Chairman of the Board of Protective since January 2003, and President and Chief Executive Officer of Protective since December 2001. He has been a Director of Protective since May 1997. Mr. Johns has been employed by Protective and its subsidiaries since 1993.

Mr. Bielen has been Vice Chairman and Chief Financial Officer of Protective since June 2007. From August 2006 to June 2007, Mr. Bielen served as Executive Vice President, Chief Investment Officer, and Treasurer of Protective. From January 2002 to August 2006, Mr. Bielen served as Senior Vice President, Chief Investment Officer, and Treasurer of Protective. Mr. Bielen has been employed by Protective and its subsidiaries since 1991.

Mr. Berko has been Executive Vice President and Chief Risk Officer of Protective since August 2009. Prior to joining Protective, Mr. Berko served as Managing Director and Chief Risk Officer with MetLife, Inc. from 2005 to 2009.

Ms. Johnson has been Executive Vice President and Chief Operating Officer of Protective since June 2007. From November 2006 to June 2007, she served as Senior Vice President and Chief Operations and Technology Officer of Protective. Ms. Johnson served as Senior Vice President, Chief Operating Officer, Life and Annuity Division of Protective from May 2006 to November 2006. From August 2004 to May 2006, she served as Senior Vice President and Chief Operating Officer, Life and Annuity of Protective Life Insurance Company. Ms. Johnson has been employed by Protective and its subsidiaries since 2004.

Ms. Long has been Executive Vice President, Secretary, and General Counsel of Protective since May 2007. From November 1996 to May 2007, Ms. Long served as Senior Vice President, Secretary, and General Counsel of Protective. Ms. Long has been employed by Protective and its subsidiaries since 1994.

Mr. Thigpen has been Executive Vice President and Chief Investments Officer of Protective since June 2007. From January 2002 to June 2007, Mr. Thigpen served as Senior Vice President and Chief Mortgage and Real Estate Officer of Protective. Mr. Thigpen has been employed by Protective and its subsidiaries since 1984.

Mr. Adams has been Senior Vice President and Chief Human Resources Officer of Protective since April 2006. From May 2005 to March 2006, he served as an Executive Search Consultant for the wealth and investment management business sector with Anderson & Associates in Charlotte, NC.

Mr. Griggs has been Senior Vice President, Asset Protection, of Protective since February 2003. Mr. Griggs has been employed by Protective and its subsidiaries since 1997.

Ms. King has been Senior Vice President, Acquisitions and Corporate Development, of Protective since June 2007. From December 2003 to June 2007, Ms. King served as Senior Vice President, Acquisitions of Protective. Ms. King has been employed by Protective and its subsidiaries since 1995.

Mr. Walker has been Senior Vice President, Controller, and Chief Accounting Officer of Protective since March 2004. Mr. Walker has been employed by Protective and its subsidiaries since 2002.

Ms. Wilson has been Senior Vice President, Stable Value Products of Protective since January 1995. Ms. Wilson has been employed by Protective and its subsidiaries since 1989.

Certain of these executive officers also serve as executive officers and/or directors of various of Protective's subsidiaries.

Qualification of Directors

The following summarizes some of the key experiences, qualifications, education and other attributes of our directors:

John D. Johns. Mr. Johns joined Protective in October 1993 as Executive Vice President and Chief Financial Officer. In August 1996, Mr. Johns became President and Chief Operating Officer of Protective Life Corporation ("PLC"); in June 1997, he became President of Protective; in December 2001, he became President and Chairman of Protective; in January 2003, he became President, Chairman and Chief Executive Officer of PLC; and in June 2005, he became President, Chairman and Chief Executive Officer of Protective. Before joining Protective, Mr. Johns was Executive Vice President and General Counsel of Sonat, Inc. Prior to joining Sonat, Mr. Johns was a lawyer in private practice; his practice focused on commercial and financing transactions and the financial services industry. Mr. Johns is on the Board of Directors of Alabama Power Company and Genuine Parts Company; he is a trustee of Birmingham-Southern College and the Altamont School; he is on the Board of Directors of the American Council of Life Insurers, the Birmingham Civil Rights Institute, and the Economic Development Partnership of Alabama; and he has previously served in a leadership role in the Business Council of Alabama, other financial services industry associations and civic and educational organizations. Mr. Johns received his undergraduate degree from the University of Alabama and his Master of Business Administration and Juris Doctorate from Harvard University. We believe that Mr. Johns' background in the practice of law, his skills and experience as a senior executive of Protective and Sonat and as a leader in other business, civic, educational and charitable organizations, his knowledge and experience as a leader in the life insurance industry, along with his long-standing knowledge of Protective and his seasoned business judgment, are valuable to us and our Board of Directors.

Richard J. Bielen. Mr. Bielen joined Protective in August 1991 as Vice President. In May 1992, he became Senior Vice President, Treasurer and Chief Investment Officer of PLC. In June 1997 Mr. Bielen became Senior Vice President of Protective; in January 2002, he became Chief Investment Officer and Treasurer of Protective; in August 2006, he became Executive Vice President of Protective and PLC; and in June 2007 he became Vice Chairman and Chief Financial Officer of Protective and Protective Life Corporation. Before joining Protective, Mr. Bielen was Senior Vice President of Oppenheimer & Company. Prior to joining Oppenheimer, Mr. Bielen was a Senior Accountant with Auther Anderson and Company. Mr. Bielen is on the Board of Directors of the United Way of Central Alabama, the Alabama Trust Fund, the McWane Science Center and Children's Health System. Mr. Bielen received his undergraduate degree and Masters of Business Administration from New York University. We believe that Mr. Bielen's background in business, his skills and experience as a senior executive of Protective and Oppenheimer and as a leader in other business, civic, educational and charitable organizations, his knowledge and experience as a leader in the life insurance industry, along with his long-standing knowledge of Protective and his seasoned business judgment, are valuable to us and our Board of Directors.

Carolyn M. Johnson. Ms. Johnson joined Protective in August 2004 as Senior Vice President and Chief Operating Officer, Life and Annuity Division. In May 2006, she became Senior Vice President and Chief Operating Officer, Life and Annuity Division of PLC and Protective. In November 2006, she became Chief Operations and Technology Officer of Protective and PLC. In June 2007, Ms. Johnson became Executive Vice President and Chief Operating Officer of Protective and Protective Life Corporation. Before joining Protective, Ms. Johnson was Senior Vice President, Bankers Life and Casualty. Prior to joining Bankers Life and Casualty, Ms. Johnson was Chief Operations Officer of Western Reserve Life Assurance Company of Ohio. Ms. Johnson is a board member-elect for LIMRA/LOMA International. Ms. Johnson received her undergraduate degree from California State University. We believe that Ms. Johnson's background in the insurance industry, her skills and experience as a senior executive of Protective, Bankers Life and Casualty and Western Reserve Life Assurance Company of Ohio and as a leader in other business and trade organizations, her knowledge and experience as a leader in the life insurance industry, along with her long-standing knowledge of Protective and her seasoned business judgment, are valuable to us and our Board of Directors.

Code of Ethics

PLC has adopted a Code of Business Conduct, which applies to all directors, officers and employees of PLC and Protective, as its wholly owned subsidiary. The Code of Business Conduct incorporates a code of ethics that applies to the principal executive officer and all financial officers (including the Chief Financial Officer and the Chief Accounting Officer) of PLC and of Protective. The Code of Business Conduct is available on PLC's website (www.protective.com).

COMPENSATION DISCUSSION AND ANALYSIS

Executive officers of Protective also serve as executive officers and/or directors of PLC (Protective's holding company) or one or more affiliated companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following tables sets forth certain information regarding compensation of the Chief Executive Officer and certain other executive officers of Protective as determined under SEC rules (collectively, the "named executives"). A significant percentage of such officers' total compensation was attributable to services performed for or on behalf of Protective and its subsidiaries.

PLC's Compensation Philosophy

The objectives of PLC's executive compensation program are to:

•  attract the most qualified executives,

•  motivate them to achieve high levels of performance, and

•  retain executives who contribute to our success.

Principals of PLC's Compensation Program

To meet these objectives, PLC designs its program to:

•  attract, motivate and retain officers who will commit to building long-term share owner value,

•  focus officers on key business goals,

•  enhance share owner value by rewarding officers for achieving long-term goals,

•  take into account market and industry practices and internal pay equity, and

•  be communicated effectively, so our officers understand how compensation is linked to performance.

Compensation Committee

The Compensation and Management Succession Committee of PLC's Board of Directors oversees the compensation program for Protective's officers. The Committee's principal duties include:

•  determining the compensation packages of the senior officers of PLC and Protective,

•  setting annual cash incentive opportunities and determining whether the related performance objectives have been achieved,

•  granting long-term incentive awards and determining whether any related performance objectives have been achieved, and

•  reviewing and discussing senior management performance and management succession plans with PLC's Chief Executive Officer.

The Compensation Consultant

The Committee engages an independent compensation consultant to help it fulfill its duties. At its November 2009 meeting, the Committee reviewed the services provided by Towers Watson, reviewed its independence and determined that it met the Committee's independence requirements, and engaged Towers Watson to serve as its compensation consultant for the 2010 compensation cycle. As a part of this review, the Committee considered, among other things:

•  the fact that the individual consultants who work directly with the Committee are not the relationship managers for any other services that may be provided by affiliates of the consultant, and receive no compensation that is directly related to these other services;

•  the consultant's internal codes of conduct, professional standards policies, and quality assurance programs; and

•  the nature and cost of any services provided by affiliates of the compensation consultant to other areas of Protective's business.

PLC pays the compensation consultant's fees (generally on an hourly basis) and expenses as provided in the consultant's written agreement with the Committee. As provided in that agreement and in the Committee's directions to the compensation consultant, the consultant gives the Committee advice about:

•  the compensation provided to officers at other companies, using proxy statement data, published survey sources, and the consultant's proprietary data,

•  the amount and type of compensation to provide to our officers and key employees,

•  the value of long-term incentive grants,

•  the allocation of total compensation between cash and stock-based incentives,

•  the allocation of total compensation "at risk" (annual cash incentives and stock-based incentives) and not "at risk," and

•  internal pay equity among key executives.

The consultant also collects and summarizes for the Committee information from our Board of Directors about the performance of PLC's Chief Executive Officer. Representatives of the compensation consultant attend regular Committee meetings, and consult with the Chair of the Committee (with or without management present) upon request.

Compensation and Stock Performance Peer Groups

For 2010, the compensation consultant focused on the pay practices of a peer group of 17 life insurance and financial services companies that compete with PLC and Protective for officer and key employee talent. The Committee selects the companies in this compensation peer group, taking into account the recommendations of the consultant and our management. The consultant also provides a summary of compensation survey data for other companies, to give the Committee additional information for comparison purposes.

In addition to the compensation peer group, the Committee selects a stock performance peer group. In previous years, this peer group was used for determining performance under PLC's performance share award program. For 2010, the Committee did not make performance share awards, but did use the stock performance peer group to measure the attainment of one of the goals for annual cash incentive opportunities. The stock performance peer group for 2010 included 26 companies—14 of the companies in the compensation peer group, plus 12 other life insurance and financial services companies with which the Committee believed PLC should compare its performance.

The stock performance peer group for 2010 annual cash incentive opportunities and the compensation peer group for the 2010 compensation cycle included:

Aflac Incorporated*	Kansas City Life Insurance Company

American Equity Investment Life Holding Company	Lincoln National Corporation*

American International Group, Inc.	MetLife, Inc.

American National Insurance Company	National Western Life Insurance Company

Ameriprise Financial, Inc.	The Phoenix Companies, Inc.*

Assurant, Inc.*	Presidential Life Corporation

Citizens, Inc.	Principal Financial Group, Inc.*

Conseco, Inc.*	Prudential Financial, Inc.

Delphi Financial Group, Inc.*	Reinsurance Group of America, Incorporated*

FBL Financial Group, Inc.*	StanCorp Financial Group, Inc.*

Genworth Financial, Inc.*	Symetra Financial Corporation

The Hartford Financial Services Group, Inc.*	Torchmark Corporation*

Horace Mann Educators Corporation	UnumProvident Corporation*

*  Indicates companies that are included in the compensation peer group. The Allstate Corporation, American Financial Group, Inc. and Universal American Financial Corp. were also in the compensation peer group for the 2010 compensation cycle.

Committee Meetings

The Committee currently meets at least three times a year, in February, March and November. Other meetings are scheduled as necessary.

•  At its November meeting, the Committee starts the compensation and performance review cycle for the next calendar year by reviewing PLC's compensation program, current business, financial and regulatory developments, and current levels of compensation. It begins the process of reviewing the compensation of PLC's named executives—that is, the officers who are named in the Summary Compensation Table in PLC'sproxy statement—including review of market compensation data provided by its compensation consultant. The committee also gives the consultant and PLC'smanagement its preliminary views about senior manager compensation programs for the following year.

•  In February, the Committee evaluates the performance of PLC's Chief Executive Officer and other key executives, and completes its review of the compensation of PLC's named executives and other senior officers. It reviews information provided by the compensation consultant and PLC's Human Resources department, and makes preliminary compensation decisions.

•  In March, the Committee reviews and approves the salaries and annual cash incentive opportunities to PLC's named executives and other key officers, and makes awards under its annual cash incentive and long-term incentive programs. The Committee also reviews PLC's succession plans for key officers and employees. (In 2010, this meeting was held on February 26, in order to accommodate a special Board planning meeting that was scheduled for early March.)

The Chair of the Compensation Committee provides the Board with reports about the Committee's meetings and the compensation of PLC's senior officers.

Components of PLC's Compensation Program

The key components of PLC's executive compensation program are:

•  base salaries,

•  annual cash incentive awards,

•  long-term equity-based incentives,

•  retirement and deferred compensation plans, and

•  perquisites and other benefits.

The Compensation Committee considers each component (separately and with the others) for PLC's senior officers. As part of its review, the Committee considers the total "mix" of the compensation delivered to PLC's senior officers, and compares that compensation mix to the compensation mix of comparable officers at other companies. For example, the Committee compares the amount and percentage of each named executive's cash compensation (base salary and annual cash incentive awards) and stock-based incentives to the amounts and percentages delivered to comparable officers in the compensation peer group. The Committee also compares the amount and percentage of each named executive's "not at risk" compensation (base salary) and "at risk" compensation (annual cash incentives and long-term equity based incentive awards) to the amounts and percentages delivered to these peer group officers. The Committee does not have formal policies regarding these factors, but tries to make our practices generally consistent with the practices of the peer group.

The Committee targets the total annual compensation package to be at the median of the compensation peer group. The annual incentive and long-term incentive components of the program are designed so above-average company performance will result in above-median total compensation, and below-average company performance will result in below-median total compensation.

The compensation consultant recommends a compensation package for our Chief Executive Officer. Our Human Resources and Legal Departments provide the Committee with additional information about our officers and our compensation arrangements. Our Chief Executive Officer recommends compensation packages for our senior officers; however, he does not provide recommendations regarding his own compensation.

Base Salaries. Base salary is the primary fixed portion of executive pay. It compensates individuals for performing their day-to-day duties and responsibilities and provides them with a level of income certainty. Salary adjustments are usually made at the Committee's March meeting, and are effective March 1 of that year. The Committee considers the responsibilities of the job, individual performance, the relative value of a position, experience, comparisons to salaries for similar positions in other companies, and internal pay equity. For the Chief Executive Officer, the Committee also considers company performance. No particular weighting is given to any of these factors.

The Compensation Committee reviewed the performance and base salaries of the named executives at its February 2010 meetings. It approved the following annual base salaries (and the related percentage increases from the previously-effective base salaries), effective March 1, 2010:

•  Johns — $870,000 (2.4%)

•  Bielen — $450,000 (2.3%)

•  Johnson — $450,000 (12.5%)

•  Long — $400,000 (2.6%)

•  Thigpen — $410,000 (2.5%)

Annual Cash Incentive Awards. Officers and key employees are eligible for annual cash incentive opportunities under PLC'sAnnual Incentive Plan (AIP). PLC shareholders have approved the AIP, most recently in 2007. The AIP's purpose is to reward individuals for achievement of key annual goals that will enhance company performance and share owner value.

At its February and March meetings, the Compensation Committee determines the AIP target incentive opportunities and performance objectives for named executives for the current year. Executive officers select other officers and employees for AIP participation, and establish their target incentive opportunities and performance objectives.

Payment of AIP incentives is based on achievement of one or more performance goals. The Committee believes that the goals it sets will encourage officers and key employees to focus their efforts on profitability and long-term growth, which should lead to increased value for PLC shareholders.

On February 26, 2010, the Compensation Committee established 2010 target incentive opportunities under the AIP to the named executives as follows:

•  Johns — 130% of salary

•  Bielen — 75% of salary

•  Johnson — 75% of salary

•  Long — 55% of salary

•  Thigpen — 65% of salary

The Committee established these performance goals (weighted as shown in the table) for the named executives:

Goal	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
OEPS (60%)	$2.20	$2.60	$3.00

Expense management (10%)	$367M	$357M	$347M

Financial strength rating (20%)	0%	100%	200%

		(no change)

Total shareholder return vs. peer group (10%)	25th	50th	75th

	percentile	percentile	p centile

  M = millions

PLC's operating earnings per share (OEPS) reflects its current financial strength and performance and is a key factor in its stock performance and financial ratings. For 2010, the Committee decided to focus management on its OEPS by placing a heavy weighting on this objective. Operating earnings (loss) (also referred to operating income (loss)) is defined as income (loss) before income tax, excluding net realized investment gains and losses (including derivatives), net of the related deferred acquisition costs and value of business acquired, and participating income from real estate ventures and the cumulative effect of change in accounting principles. Periodic settlements of derivatives associated with our debt and certain investments are included in operating income. Realized and unrealized gains (losses) on derivatives related to certain annuity products are also considered part of operating income (loss). The number of shares used to determine operating earnings per share is the number of average diluted shares reported in PLC's financial statements for the year ended December 31, 2010.

PLC has been focusing on effective and efficient operations and ensuring that its overall expense structure is competitive. For 2010, the Committee continued this emphasis by establishing an expense management goal for annual cash incentives. Expense management is based on PLC's total incurred statutory expense determined in a manner consistent with its budget process. For this purpose, PLC considers incurred statutory operating expenses minus:

•  payments under annual cash incentive programs,

•  expenses associated with marketing companies,

•  variable sales costs (such as commissions, sales bonuses, cash expenses associated with obtaining medical exams for insurance applications, and deferred acquisition costs),

•  pre- and post-closing acquisition related expenses with respect to any acquisition completed during the year,

•  one-time costs associated with financings, legal settlements, agent charge offs and severance/restructuring obligations, and

•  the effect of internal chargebacks.

PLC investors, creditors and customers view the ratings that it receives from the principal rating agencies (A.M. Best, Fitch, Moody's and S&P) to be indicative of its financial strength and of the level of operational risk in its business. Poor financial ratings could make it more difficult or expensive for PLC to borrow money and to sell its financial products, and would require it to increase the amount of capital that it must hold (which would negatively affect the returns on its products). To measure its success in improving its financial ratings, the Committee based this financial strength ratings measure on changes in the Insurer Financial Strength ratings and outlook of Protective from the following (all as of February 26, 2010):

A.M. Best: A+, negative
Fitch: A, negative
Moody's: A2, negative
S&P: AA-, stable

Achievement of this goal is based on the following formula. For each rating agency, add 50% for a positive rating change and subtract 50% for a negative rating change; add 25% for a positive outlook change and subtract 25% for a negative outlook change. (For example, a Moody's ratings change from A2 to A3 would result in a 50% decrease; an A.M. Best ratings change from A+ to A++ would result in a 50% increase.)

Total shareholder return is, of course, a key measure of PLC's success as a company. Most of its compensation program's focus on total shareholder return is provided through long-term incentives (as discussed below). However, since its stock price (like that of most financial services companies) fell significantly during the recent financial crises, the Committee felt it was appropriate to include total shareholder return (compared to that of the peer group of companies) as an objective for 2010 annual cash incentives. Total shareholder return for a company is determined by reference to the comparative shareholder return methodology used by Bloomberg LP. This calculation is based on:

•  the difference between:

  — the value of the company's stock on December 31, 2010, assuming that one share was acquired on December 31, 2009, and that all dividends paid during 2010 were reinvested in shares of the company's stock at the then-current market price, minus

  — the company's share price at December 31, 2009: divided by

•  the company's share price at December 31, 2009.

Performance below the threshold for any goal would result in no payout with respect to that goal.

PLC interpolates if performance is between the threshold and the target, or between the target and the maximum, to determine the percentage to pay. In addition to these goals, other officers and employees had divisional goals that depended on the employee's role at PLC. The Grants of Plan-Based Awards Table has more information about the 2010 AIP incentive opportunities and the related performance objectives.

At its March meeting, the Compensation Committee also determines the achievement of the performance objectives for the incentive opportunities granted to the named executives in the previous year. For other officers and managers, the Committee reviews the total incentive opportunities and the methods used to determine individual payments. The Committee may decrease (but not increase) the incentive paid to a named executive, even if the incentive's performance objectives were achieved. For other employees, the Committee may increase or decrease the incentive payable (up to the maximum otherwise payable under the original award).

Long-Term Equity-Based Incentive Awards. The decisions PLC's executives make now will affect its performance for many years. It is important to motivate officers to achieve key business goals and to focus them on PLC's long-term success. PLC believes that equity (stock) based compensation and stock ownership are the best way to establish and maintain a strong link between management objectives and shareholders' long-term interests.

The Compensation Committee implements this philosophy through grants under our Long-Term Incentive Plan (L-TIP). PLC shareholders have approved the L-TIP, most recently in 2008. Although the L-TIP provides for other types of awards, recent awards have been made as stock appreciation rights, restricted stock units and performance shares.

Stock appreciation rights provide the recipient with compensation based on the price increase of PLC's common stock. Each SAR has a base price equal to the closing price of PLC's stock on the effective date of the grant (which is never earlier than the date the Committee makes the grant). An officer who exercises an SAR receives the "spread" (the difference between PLC stock's value when the SAR is exercised and the base price), so the officer receives compensation from SARs only if our stock price goes up. The spread is paid in shares of PLC stock (except for a portion payable in cash equal to the tax withholding obligation due when the SAR is exercised).

Restricted stock units provide the recipient with compensation based on the value of PLC's common stock. An RSU is not a share of stock — it is PLC's agreement to transfer shares of its stock to the RSU recipient if and when the vesting conditions of the RSU award are satisfied. PLC grants RSUs to align its officers' interests to those of its share owners and to encourage them to remain employed with PLC.

Performance shares provide the recipient with compensation based on the achievement of performance goals set by the Committee. Historically, the goal established by the Committee has been

PLC's average return on average equity (ARAE) when compared to that of a peer group of companies. PLC believes this is an effective way to compare its performance to that of its competitors, and that its stock price should go up over the long term if it outperforms these other companies on this key measure. Since performance share awards are paid in shares of its stock, the compensation the officer receives is also directly related to its stock price.

At its February and March meetings, the Compensation Committee determines the total value of the long-term incentives to be granted to each officer. The Committee considers a named executive's responsibilities, performance and previous long-term incentive awards, the amount of long-term incentives provided to officers in similar positions at its peer companies, and internal compensation equity, when making the award for a given year. Long-term incentive grants are generally made at the March meeting. The Committee makes special grants at other times upon the hiring or promotion of a senior officer.

The compensation consultant provides an estimated value for each award, so the Committee can make awards with the appropriate total value. For 2010, the consultant recommended a value for an SAR of 34% of the value of PLC's stock on the grant date. This is an approximation of the FASB ASC 718 value for SARs that PLC uses for accounting purposes. The consultant recommended a value for an RSU equal to the value of its stock on the grant date.

The Committee considered a number of factors when it made L-TIP awards in 2010, including:

•  current economic and financial conditions affecting the general economy, the financial services industry and PLC;

•  the volatility of the financial markets;

•  the ongoing value of currently-outstanding L-TIP awards;

•  maintaining the appropriate balance between performance-based and retention-based incentives;

•  the number of shares available for issuance under the L-TIP; and

•  information provided by the compensation consultant, which indicated that PLC's officers have received long-term incentives with a value significantly less than that provided by its compensation peer group.

After this review, the Committee granted stock appreciation rights and restricted stock units, in order to reward recipients for increases in PLC's stock price and to encourage recipients to remain in PLC's employ. The Grants of Plan-Based Awards Table has more information about these awards.

The Committee's meeting schedule is set several months in advance. The Committee does not attempt to coordinate its grants with the release of earnings or other inside information, and award sizes are not affected by the dates the awards are made.

Stock Ownership Guidelines

PLC has always encouraged its officers to hold shares of its common stock. PLC believes this aligns their interests with those of its share owners. PLC's policies encourage employees and officers to hold its stock as a long-term investment, and prohibit trading in options on its stock and other speculative transactions.

PLC's officers are subject to formal stock ownership guidelines adopted by the Compensation Committee. The guidelines provide that its officers are not to dispose of shares of stock unless their holdings exceed a multiple of their base salary. The multiples are:

Officer	Multiple of Base Salary
Chief Executive Officer	5	x

Executive Vice Presidents	3	x

Senior Officers	2	x

Vice President	1	x

Shares owned by the officer and the officer's spouse and children, shares in PLC's 401(k) and stock ownership plan and share equivalents in its nonqualified deferred compensation plan all count as shares owned under the guidelines. Unexercised SARs, unvested restricted stock units and unearned performance shares do not count.

The Committee reviews compliance with the guidelines each year. Each of PLC's senior officers certified that they were in compliance with the guidelines for the 12 months ended February 2011.

Retirement and Deferred Compensation Plans. PLC believes it is important to provide its employees, including named executives, with the opportunity to accumulate retirement savings. PLC does not have any enhanced benefit or "top-hat" plans for its officers, and all similarly-situated employees earn benefits under the same formula. However, PLC also believes that it should provide retirement savings without imposing the restrictions on benefits contained in the Internal Revenue Code that would otherwise limit its employee's retirement security.

PLC's retirement and deferred compensation arrangements include:

•  PLC's tax-qualified "defined benefit" pension plan. This plan, which covers almost all of its full-time employees, provides benefits under formulas based on the employee's compensation and years of service.

•  PLC's non-qualified "excess" benefit plan. This plan pays benefits that are earned under the formulas under the tax-qualified plan that cannot be paid from that plan due to limits imposed by the Internal Revenue Code.

•  PLC's tax-qualified 401(k) plan, which permits employees to make before-tax and after-tax contributions and which provides for a matching contribution that is paid by Protective.

•  PLC's non-qualified "supplemental" matching program. This program provides matching contributions that are earned under the 401(k) matching formula but cannot be made under that plan due to limits imposed by the Internal Revenue Code.

•  PLC's non-qualified deferred compensation plan, which permits named executives and other key officers to save additional amounts for retirement.

Perquisites and Other Benefits. PLC has other programs that help it attract and retain key talent and enhance their productivity.

Financial Planning Program

PLC has engaged a third party to provide a financial and tax planning program for certain senior officers. PLC believes this program helps the officers plan their financial future, while minimizing the distractions and time normally required. PLC pays the provider's fees and travel expenses.

Dining Club Fees

PLC pays for dining club memberships for Mr. Johns, Ms. Long and Mr. Thigpen. PLC reimburses the officers for business-related meals in accordance with its regular policies. They pay for all personal meals.

Company Aircraft Policy

PLC does business in every state in the United States and has offices in 13 states. Its employees and officers routinely use commercial air service for business travel, and it generally reimburses them only for the coach fare for domestic air travel. PLC also maintains a company aircraft program in order to provide for timely and cost-effective travel to these wide-spread locations.

Under this program, PLC does not operate any aircraft, own a hanger or employ pilots. Instead, PLC has purchased a one-sixteenth fractional interest in each of four aircraft. PLC pays a fixed fee per aircraft, plus a variable charge for hours actually flown, in exchange for the right to use the four aircraft for an aggregate of 200 hours per year. PLC's directors, officers and employees use these aircraft for selected business trips. All travel under the program must be approved by PLC's Chief Executive Officer. Whether a particular trip will be made on a company aircraft or on a commercial flight depends, in general, upon the availability of commercial air service at the destination, the schedule and cost of the commercial air travel, the number of employees who are making the trip, the expected travel time, and the need for flexible travel arrangements.

Based on information provided by the compensation consultant, the Compensation Committee has adopted a policy that allows the chief executive officer (and his guests) to use company aircraft for personal trips for up to 20 hours per year, to reduce his personal travel time and thereby increase the time he can effectively conduct PLC business. PLC does not provide tax reimbursement payments with respect to this air travel.

Spousal Travel Policy

If an employee's spouse travels with the employee on PLC business, PLC reimburses the employee for the associated travel expenses if the spouse's presence on the trip is deemed necessary or appropriate for the purpose of the trip. For all employees except for its Chief Executive Officer, if reimbursement of these expenses results in taxable income to the employee, PLC provides the employee a payment to cover the taxes that the employee is expected to incur with respect to the reimbursement (and the related payment). (In 2011, this policy was revised to provide that its named executives would no longer be eligible for these tax reimbursement payments.)

For more information about perquisites and other benefits, see the All Other Compensation Table and Potential Payments upon Termination or Change of Control.

Change of Control Considerations

The Compensation Committee and PLC's Board of Directors have carefully considered the effects that a change of control, or an attempted change of control, could have on it and its share owners. The Committee and the Board have addressed these concerns by approving change of control provisions in some of its compensation programs (including the Long-Term Incentive Plan) and providing key officers and employees with employment continuation agreements.

PLC believes these arrangements benefit it and its share owners by:

•  assuring employees that it is aware of the issues they could face if a change of control occurs,

•  providing them with financial assurances so they can perform their duties with a minimum of distraction in the face of a pending change of control,

•  encouraging them to stay with PLC while a change of control is occurring, so the acquirer can retain people who have been key to its success, and

•  helping it recruit employees who have similar agreements at other companies.

The L-TIP provides for vesting and payment of outstanding performance share, SAR and restricted stock unit awards upon a change of control, even if the employee has not terminated employment. PLC believes it is appropriate (and consistent with the practice of most companies) to pay these awards when a change of control occurs, in recognition of the employee's past performance and service while the change of control was pending.

For more information about the benefits that the named executives could receive upon a termination of employment or upon a change of control, see Potential Payments upon Termination or Change of Control.

Accounting and Tax Issues

PLC considers accounting and tax matters in the design of its compensation program. For example, PLC adopted FAS 123 (now FASB ASC 718) in 1995. As a result, PLC reduces its net income by the estimated cost of annual cash incentives and long-term equity-based incentives. The performance goals under the AIP and L-TIP reflect accruals for this estimated compensation.

Section 162(m)(1) of the Internal Revenue Code limits its tax deduction for annual compensation in excess of $1 million paid to certain executive officers. Code Section 162(m)(1) does not apply to performance-based compensation (as defined in that Code Section). The AIP, and performance shares and SARs awarded under the L-TIP, are designed to provide performance-based compensation.

In general, the Compensation Committee intends to administer the performance-based portion of its compensation program in compliance with Code Section 162(m)(1). However, the Committee believes there are times when it is in the best interests of share owners to pay compensation that is not tax-deductible under Code Section 162(m)(1) (for example, the award of RSUs in order to encourage key officers to remain employees), and may decide to continue to pay such compensation.

Code Section 162(m)(6), which was adopted in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, limits the tax deduction for annual compensation in excess of $500,000 paid to employees of "covered health insurance providers" (as defined in Code Section 162(m)(6). PLC has evaluated IRS regulatory guidance on Code Section 162(m)(6) and the amount of health insurance premiums that it receives, and has advised the Committee that it appears that the its tax deductions will not be restricted by this new law.

Summary

The Compensation Committee has reviewed tally sheets that summarized each named executive's total compensation, including:

•  current base salary,

•  current annual incentive opportunity,

•  current grant of long-term incentives,

•  pension benefits,

•  balances in PLC's 401(k) and nonqualified deferred compensation plans,

•  dividend equivalents from the nonqualified deferred compensation plan,

•  health and welfare benefits and perquisites,

•  amounts previously paid under long-term incentives,

•  the value of outstanding long-term incentive opportunities, and

•  severance benefits that would be payable under various circumstances (including a change of control).

Based on this review, the Committee believes PLC's compensation program

•  is providing the appropriate level of compensation to its senior officers,

•  is properly designed to link compensation and performance,

•  does not encourage its officers or employees to take unnecessary and excessive risks or to manipulate earnings or other financial measures, and

•  is designed and implemented in the best interests of PLC share owners.

Compensation Summary

This table has information about the compensation of the executives named below.

  Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)		SARplan awards ($)
(a)	(b)	(c)	(d)	(e)(1)		(f)(1)
John D. Johns	2010	$866,667	$0	$1,946,160		$871,200
Chairman of Board, President &	2009	$850,000	$0	$525,000		$237,500
Chief Executive Officer	2008	$845,833	$0	$899,764	(2)	$503,685
(principal executive officer)
Richard J. Bielen	2010	$448,333	$0	$420,444		$217,316
Vice Chairman &	2009	$440,000	$0	$175,000		$79,166
Chief Financial Officer	2008	$437,500	$0	$230,112	(2)	$129,150
(principal financial officer)
Carolyn M. Johnson	2010	$441,667	$0	$420,444		$217,316
Executive Vice President &	2009	$400,000	$0	$175,000		$79,166
Chief Operating Officer	2008	$396,667	$20,000	$297,876	(2)	$81,795
Deborah J. Long	2010	$398,333	$0	$190,944		$98,736
Executive Vice President,	2009	$390,000	$0	$85,925		$23,750
Secretary & General Counsel	2008	$388,333	$0	$103,421	(2)	$58,425
Carl S. Thigpen	2010	$408,333	$0	$324,972		$167,948
Executive Vice President &	2009	$400,000	$0	$142,975		$47,500
Chief Investment Officer	2008	$396,667	$0	$147,375	(2)	$81,795

(1)  These numbers show the fair value of awards as of the date of grant. These numbers were calculated in accordance with the proxy statement disclosure rules and Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation. The assumptions PLC used under FASB ASC 718 are set forth in Note 14 of the Notes to its Consolidated Financial Statements in its Form 10-k for the year ended December 31, 2010.

(2)  These numbers include the following amounts, which represent the value as of the date of grant, of performance shares awarded to the named executives, based on the probable outcome of the

Name and principal position	Non-equity incentive compensation compensation ($)	Change in pension value & nonqualified deferred All other earnings ($)	compensation ($)	Total ($)
(a)	(g)	(h)	(i)	(j)
John D. Johns	$1,708,000	$756,386	$202,244	$6,350,657
Chairman of Board, President &	$1,700,000	$1,075,863	$217,907	$4,606,270
Chief Executive Officer	$0	$174,607	$397,497	$2,821,386
(principal executive officer)
Richard J. Bielen	$510,000	$118,901	$44,073	$1,759,067
Vice Chairman &	$630,300	$146,667	$17,600	$1,488,733
Chief Financial Officer	$0	$192,214	$39,950	$1,028,926
(principal financial officer)
Carolyn M. Johnson	$510,000	$54,842	$41,132	$1,685,401
Executive Vice President &	$573,000	$33,860	$18,476	$1,279,502
Chief Operating Officer	$130,000	$36,424	$28,745	$991,507
Deborah J. Long	$332,000	$205,575	$57,405	$1,282,993
Executive Vice President,	$410,000	$232,731	$53,298	$1,195,704
Secretary & General Counsel	$50,000	$64,932	$39,843	$704,954
Carl S. Thigpen	$402,000	$395,855	$37,585	$1,736,693
Executive Vice President &	$496,600	$230,889	$19,988	$1,337,952
Chief Investment Officer	$65,000	$166,940	$29,159	$886,936

award's performance conditions: Mr. Johns, $899,764; Mr. Bielen, $230,112; Ms. Johnson, $147,375; Ms. Long, $103,421; and Mr. Thigpen, $147,375. If the performance conditions were achieved at the maximum level provided in the awards, the value of the awards as of the date of grant would be: Mr. Johns, $2,685,864; Mr. Bielen, $686,902; Ms. Johnson, $439,926; Ms. Long, $308,720; and Mr. Thigpen, $439,926.

Discussion of Summary Compensation Table

Column (c) — Salary. These amounts include base salary for 2010 that the executive contributed to PLC's 401(k) plan and to its nonqualified deferred compensation plan. The Nonqualified Deferred Compensation Table has more information about 2010 participation in this plan.

Column (e) — Stock Awards. These values include performance share and RSU awards. The Grants of Plan-Based Awards Table has more information about the 2010 RSU grants.

Column (f) — SAR Awards. The Grants of Plan-Based Awards Table has more information about the 2010 SAR grants.

Column (g) — Non-equity incentive plan compensation. For 2010, these amounts show the annual cash incentives payable in March 2011 under PLC's Annual Incentive Plan for 2010 performance. The Grants of Plan-Based Awards Table has more information about this incentive opportunity.

Column (h) — Change in pension value and nonqualified deferred compensation earnings. These amounts represent the increase in the present value of the named executive's benefits under PLC's tax-qualified defined benefit pension plan and its nonqualified defined benefit excess pension plan. For 2010, the total change in the present value of pension benefits for each executive was divided between the plans as follows:

Name	Tax- qualified	Non- qualified
Johns	$59,767	$696,619
Bielen	$21,332	$97,569
Johnson	$12,549	$42,293
Long	$89,651	$115,924
Thigpen	$66,338	$329,517

The Pension Benefits Table has more information about each officer's participation in these plans in 2010.

The named executives have account balances in PLC's nonqualified deferred compensation plan. The Nonqualified Deferred Compensation Table has more information. The earnings on an executive's balance reflect the earnings of investments selected by that executive. These earnings are the same as for any other investor in these investments, and PLC does not provide any above-market or preferential earnings rates.

Column (i) — All other compensation. For 2010, these amounts include the following:

All Other Compensation Table

Name	401(k) matching	Nonqualified deferred compensation plan contributions	Dividend equivalents	Financial planning program	Other perquisites	Tax reimbursement payments
Johns	$9,800	$92,867	$85,997	$11,586	$1,994	$0
Bielen	$9,800	$33,345	$928	$0	$0	$0
Johnson	$9,800	$29,620	$39	$0	$972	$701
Long	$9,800	$22,533	$12,391	$11,434	$1,247	$0
Thigpen	$9,800	$26,397	$0	$0	$1,388	$0

401(k) Matching. PLC employees can contribute a portion of their salary, overtime and cash incentives to its tax-qualified 401(k) plan and receive a dollar-for-dollar company matching contribution. The maximum match is 4% of the employee's eligible pay. The table shows the matching received by the named executives.

Nonqualified Deferred Compensation Plan Contributions. The table includes contributions that PLC made to each named executive's account under its nonqualified deferred compensation plan, with respect to the officer's participation in its 401(k) plan during 2010. The Nonqualified Deferred Compensation Table has more information about this plan.

Dividend Equivalents. The table includes dividend equivalents that the named executives elected to receive in cash, instead of having them reinvested in PLC's nonqualified deferred compensation plan.

Financial Planning Program. These amounts include the amounts PLC pays for the fees and travel expenses of the third party provider of its financial and tax planning program.

Other Perquisites. These amounts include:

•  The amount PLC pays for dining club memberships for Mr. Johns, Ms. Long and Mr. Thigpen;

•  For Mr. Johns, the estimated incremental cost that PLC incurred in 2010 for its chief executive officer (and his guests) to use company aircraft for personal trips. This amount is based on incremental hourly charges, fuel, taxes and similar items allocable to the personal travel time on the aircraft; and

•  For Ms. Johnson, the amount of expense reimbursement under PLC's spousal travel policy.

Tax Reimbursements. The amount of the tax reimbursement payments related to PLC's spousal travel policy is shown in the table.

Grants of Plan-Based Awards

This table has additional information about:

•  the 2010 RSU awards shown in column (e) of the Summary Compensation Table,

•  the 2010 SAR awards shown in column (f) of the Summary Compensation Table, and

•  the AIP incentive opportunities granted for 2010, which were payable in March 2011 and are shown in column (g) of the Summary Compensation Table.

  Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts of Shares Under Equity Incentive Plan Awards
Name	Grant date	Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Johns	2/26/10	$565,500	$1,131,000	$1,740,000
	2/26/10
	2/26/10
Bielen	2/26/10	$168,750	$337,500	$675,000
	2/26/10
	2/26/10
Johnson	2/26/10	$168,750	$337,500	$675,000
	2/26/10
	2/26/10
Long	2/26/10	$111,000	$222,000	$440,000
	2/26/10
	2/26/10
Thigpen	2/26/10	$133,250	$266,500	$533,000
	2/26/10
	2/26/10

(1)  These numbers show the amount that would be payable if each performance goal were achieved at the threshold level. Since the amount actually payable is determined on a performance goal-by-performance goal basis, an officer could receive a payout under the total award that is less than the number shown in the table.

Discussion of Grants of Plan-Based Awards Table

Columns (c), (d) and (e) — Estimated possible payouts under non-equity incentive plan awards. At its February 28, 2011 meeting, the Compensation Committee determined that:

•  PLC's OEPS was $2.73,

•  PLC's expenses (as defined by the expense management goal) were $350.6 million,

•  PLC's financial strength rating (as determined by the formula for that goal) as of December 31, 2010 was 175%, and

•  PLC's total shareholder return as compared to the peer group was at the 92nd percentile.

Based on the achievement of the goals as described above, the Committee determined that the amounts shown in column (g) of the Summary Compensation Table were payable to the named executives as annual incentives under the AIP. These payments were made in March 2011.

Column (i) — All other stock awards: number of shares of stock or units. On February 26, 2010, the Compensation Committee granted restricted stock units to the named executives. These awards will align their interests to those of PLC's share owners and will encourage them to remain in PLC's employ.

The restricted stock units will earn dividend equivalents until they vest. Each time PLC pays a dividend on its stock, it will credit the officer's account with additional RSUs by:

•  multiplying the dividend paid per share by the number of restricted stock units, and

	All other stock awards: number of shares of	All other SAR awards: number of securities underlying	Base price of	Grant date fair value of
Name	stock or units (#)	SARs (#)	SAR awards ($/Sh)	stock and SAR awards(2)
(a)	(i)	(j)	(k)	(l)
Johns	106,000			$1,946,160
		90,000	$18.36	$871,200

Bielen	22,900			$420,444
		22,450	$18.36	$217,316

Johnson	22,900			$420,444
		22,450	$18.36	$217,316

Long	10,400			$190,944
		10,200	$18.36	$98,736

Thigpen	17,700			$324,972
		17,350	$18.36	$167,948

(2)  These numbers show the fair value, as of the date of the grant, of awards made in 2010. These numbers were calculated in accordance with the proxy statement disclosure rules and Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation. The assumptions PLC used under FASB ASC 718 are set forth in Note 14 of the Notes to its Consolidated Financial Statements in its Form 10-k for the year ended December 31, 2010.

•  dividing that amount by the closing price of PLC's stock on the dividend record date.

One-half of the restricted stock units will vest on February 26, 2013, and the remainder will vest on February 26, 2014.

Vested restricted stock units are paid in shares of PLC common stock (except for a portion payable in cash equal to the tax withholding obligation on the payment).

Column (j) — All other SAR awards: number of securities underlying SARs. On February 26, 2010, the Compensation Committee granted stock appreciation rights to the named executives under PLC's Long-Term Incentive Plan. The base price of each SAR (shown in column (k)) is the closing price of PLC's stock on that date.

The SARs become exercisable in three equal annual installments, beginning February 26, 2011. An officer who exercises an SAR receives the difference between the value of PLC's common stock at the time of exercise and the SAR's base price. This "spread" is payable in shares of PLC common stock (except for a portion payable in cash equal to the tax withholding obligation due when the SAR is exercised). If the officer exercises SARs and goes to work with one of PLC's competitors within a year of the SAR exercise, PLC has the right to recover the spread from all SAR exercises that occurred within the year before the officer terminated employment. The SARs terminate on February 26, 2020, if they have not been exercised or otherwise cancelled.

Termination of Employment; Change of Control. Special vesting and payment provisions apply to SAR and RSU awards if the officer's employment ends or if PLC has a change of control. See Potential Payments upon Termination or Change of Control for more information.

Outstanding Equity Awards

This table has information about the named executives' outstanding equity awards at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End Table

	SAR Awards					Stock Awards
Name	Number of securities underlying unexercised SARs (#) exercisable	Number of securities underlying unexercised SARs (#) unexercisable		SAR base price ($)	SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)(1)		(d)	(e)	(f)		(g)(11)	(h)(12)	(i)(11)
Johns	300,000	0		$32.00	3/4/12
	23,200	0		$41.05	3/4/15
	25,300	0		$48.60	3/3/16
	45,300	15,100	(2)	$43.46	3/5/17
	40,950	40,950	(3)	$38.59	2/28/18
	83,333	166,667	(4)	$3.50	3/4/19
	0	90,000	(5)	$18.36	2/26/20
						157,778	(7)	$4,203,206
						108,094	(8)	$2,879,624
									69,600	$1,854,144

	SAR Awards					Stock Awards
Name	Number of securities underlying unexercised SARs (#) exercisable	Number of securities underlying unexercised SARs (#) unexercisable		SAR base price ($)	SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)(1)		(d)	(e)	(f)		(g)(11)	(h)(12)	(i)(11)
Bielen	15,000	0		$32.00	3/4/12
	50,000	0		$26.49	3/3/13
	4,700	0		$41.05	3/4/15
	5,600	0		$48.60	3/3/16
	12,225	4,075	(2)	$43.46	3/5/17
	10,500	10,500	(3)	$38.59	2/28/18
	27,778	55,555	(4)	$3.50	3/4/19
	0	22,450	(5)	$18.36	2/26/20
						1,124	(9)	$29,943
						52,593	(7)	$1,401,078
						23,352	(8)	$622,097
									17,800	$474,192
Johnson	3,075	1,025	(2)	$43.46	3/5/17
	2,250	750	(6)	$48.05	6/28/17
	6,650	6,650	(3)	$38.59	2/28/18
	27,778	55,555	(4)	$3.50	3/4/19
	0	22,450	(5)	$18.36	2/26/20
						562	(9)	$14,972
						4,293	(10)	$114,366
						52,593	(7)	$1,401,078
						23,352	(8)	$622,097
									11,400	$303,696
Long	15,000	0		$32.00	3/4/12
	2,800	0		$41.05	3/4/15
	3,000	0		$48.60	3/3/16
	5,550	1,850	(2)	$43.46	3/5/17
	4,750	4,750	(3)	$38.59	2/28/18
	8,333	16,667	(4)	$3.50	3/4/19
	0	10,200	(5)	$18.36	2/26/20
						843	(9)	$22,458
						25,823	(7)	$687,925
						10,605	(8)	$282,517
									8,000	$213,120
Thigpen	15,000	0		$32.00	3/4/12
	35,000	0		$41.05	3/4/15
	5,550	1,850	(2)	$43.46	3/5/17
	6,650	6,650	(3)	$38.59	2/28/18
	16,666	33,334	(4)	$3.50	3/4/19
	0	17,350	(5)	$18.36	2/26/20
						562	(9)	$14,972
						47,968	(7)	$1,277,868
						18,050	(8)	$480,852
									11,400	$303,696

(1)  The regular SAR exercise schedules are shown in the following footnotes. See Potential Payments upon Termination or Change of Control for information about SAR exercises if the named executive has a termination of employment or PLC has a change of control.

(2)  These SARs became exercisable on March 5, 2011.

(3)  One-half of these SARs became exercisable on February 28, 2011, and the remainder become exercisable on February 28, 2012.

(4)  One-half of these SARs became exercisable on March 4, 2011, and the remainder become exercisable on March 4, 2012.

(5)  One-third of these SARs became exercisable on February 26, 2011, and the remainder become exercisable in two equal annual installments beginning February 26, 2012.

(6)  These SARs become exercisable on June 28, 2011.

(7)  Represents unvested restricted stock units granted on March 4, 2009. One-half of these RSUs will vest on March 4, 2012, and the remainder will vest on March 4, 2013. See Potential Payments upon Termination or Change of Control (page 53) for information about RSU vesting if the named executive has a termination of employment or if PLC has a change of control.

(8)  Represents unvested restricted stock units granted on February 26, 2010. One-half of these RSUs will vest on February 26, 2013, and the remainder will vest on February 26, 2014. See Potential Payments upon Termination or Change of Control for information about RSU vesting if the named executive has a termination of employment or if PLC has a change of control.

(9)  Represents unvested restricted stock units granted on March 5, 2007. These RSUs vested on March 5, 2011.

(10)  Represents unvested restricted stock units that were granted on February 29, 2008 and will vest on February 28, 2018. See Potential Payments upon Termination or Change of Control for information about RSU vesting if the named executive has a termination of employment or if PLC has a change of control.

(11)  Based on an assumed stock price of $26.64 per share (PLC's closing stock price on December 31, 2010).

(12)  Represents unvested and unearned performance shares for the 2008-2011 performance period, based on the assumption that the maximum performance goal for the grant (and 200% payout) will be achieved. The actual number of shares earned will probably be different from these estimates. The performance level that PLC used for these estimates is based on the proxy statement disclosure rules. Payment of shares of common stock for a performance award is made in May or June of the year after the last year of the 4-year performance period. See Potential Payments upon Termination or Change of Control for information about performance share payout if the named executive has a termination of employment or if PLC has a change of control.

SAR Exercises and Earned Performance Shares

This table presents the number of SARS exercised by the named executives during 2010 (and the dollar amount realized), and an estimate of the performance shares earned by the named executives for the 4-year performance period ending December 31, 2010 and payable in 2011 (and the estimated value to be realized).

SAR Exercises and Stock Vested Table

	SAR Awards		Stock Awards
Name	Number of SARs exercised (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Johns	0	$0	28,222	$751,834
Bielen	0	$0	7,622	$203,050
Johnson	0	$0	3,399	$90,549
Long	0	$0	3,399	$90,549
Thigpen	0	$0	3,399	$90,549

Discussion of SAR Exercises and Stock Vested Table

Column (d) — Number of shares acquired on vesting. The named executives have performance share awards for the 2007-2010 performance period that will be payable in 2011. Earned awards will be payable in shares of our common stock. None of the named executives have elected to defer receipt of these shares. The information needed to determine the amount payable is not yet available, so these numbers are estimates.

Column (e) — Value realized on vesting. For all of the named executives, these estimated values are based on a stock price of $26.64 per share, which was the closing price of PLC's common stock on December 31, 2010 (without reduction for the tax withholding that will be applied to the payments).

Post-Employment Benefits

This table has information about benefits payable to the named executives upon their retirement.

Pension Benefits Table

Name	Plan name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
(a)	(b)	(c)	(d)
Johns	Pension	17	$424,667
	Excess Benefit	17	$4,468,357
	Total		$4,893,024
Bielen	Pension	20	$283,222
	Excess Benefit	20	$849,228
	Total		$1,132,450
Johnson	Pension	6	$71,489
	Excess Benefit	6	$117,261
	Total		$188,750
Long	Pension	17	$413,167
	Excess Benefit	17	$750,991
	Total		$1,164,158
Thigpen	Pension	27	$533,463
	Excess Benefit	27	$1,093,784
	Total		$1,627,247

(1)  The number of years of service that are used to calculate the executive's benefit under each plan, as of December 31, 2010.

(2)  The actuarial present value of the executive's benefit under each plan as of December 31, 2010. The valuation method and material assumptions that we used to calculate these amounts are discussed in note 15 of the footnotes to PLC's 2010 financial statements.

Discussion of Pension Benefits Table

PLC has "defined benefit" pension plans to help provide our employees with retirement security.

Pension Plan. Almost all of PLC's full-time employees participate in our its qualified pension plan. The plan provides different benefit formulas for three different groups:

•  the "grandfathered group" — any employee employed on December 31, 2007 whose age plus years of service totaled 55 or more as of that date,

•  the "non-grandfathered group" — any employee employed on December 31, 2007 whose age plus years of service was less than 55 as of that date, and

•  the "post-2007 group" — any employee first hired after December 31, 2007 or any former employee who is rehired after that date.

Mr. Johns, Mr. Bielen, Mr. Thigpen and Ms. Long are grandfathered employees; Ms. Johnson is a non-grandfathered employee.

For both grandfathered and non-grandfathered employees, the monthly life annuity benefit payable under the plan at normal retirement age (usually age 65) for service before 2008 equals:

•  1.1% of the employee's final average pay times years of service through 2007 (up to 35 years), plus

•  0.5% of the employee's final average pay over the employee's Social Security covered pay times years of service through 2007 (up to 35 years), plus

•  0.55% of the employee's final average pay times years of service through 2007 (over 35 years).

For service after 2007, grandfathered employees continue to earn a monthly life annuity benefit payable at normal retirement age (usually age 65), calculated as follows:

•  1.0% of the employee's final average pay times years of service after 2007 (up to 35 years minus service before 2008), plus

•  0.45% of the employee's final average pay over the employee's Social Security covered pay times years of service after 2007 (up to 35 years minus service before 2008), plus

•  0.50% of the employee's final average pay times the lesser of years of service after 2007 and total years of service minus 35 years.

For service after 2007, non-grandfathered employees earn a hypothetical account balance that is credited with pay credits and interest credits. Pay credits for a year are based on a percentage of eligible pay for that year, as follows:

Credited Service	% of Pay Credit
1-4 years	4%
5-8 years	5%
9-12 years	6%
13-16 years	7%
17 or more years	8%

Final average pay for grandfathered employees is the average of the employee's eligible pay for the 60 consecutive months that produces the highest average. (However, if the employee's average eligible pay for any 36 consecutive months as of December 31, 2007 is greater than the 60-consecutive month average, the 36-month number will be used.) For non-grandfathered employees, final average pay is the average of the employee's eligible pay for the 36 consecutive months before January 1, 2008 that produces the highest average.

Eligible pay includes base salary, overtime and AIP incentives. Pay does not include payment of performance shares, gains on SAR exercises, vesting of restricted stock units, severance pay, or other extraordinary items.

Social Security covered pay is one-twelfth of the average of the Social Security wage bases for the 35-year period ending when the employee reaches Social Security retirement age. (For non-grandfathered participants, Social Security covered pay is determined as of December 31, 2007.) The wage base is the maximum amount of pay for a year for which Social Security taxes are paid. Social Security retirement age is between age 65 and 67, depending on the employee's date of birth.

Unless special IRS rules apply, benefits are not paid before employment ends. An employee may elect to receive:

•  a life annuity (monthly payments for the employee's life only), or

•  a 50%, 75% or 100% joint and survivor annuity (the employee receives a smaller benefit for life, and the employee's designated survivor receives a benefit of 50%, 75% or 100% of the reduced amount for life), or

•  a 5-, 10- or 15-year period certain and life annuity benefit (the employee receives a smaller benefit for life and, if the employee dies before the selected period, the employee's designated survivor receives the reduced amount until the end of the period), or

•  a lump sum benefit.

If an employee chooses one of these benefit options, the plan actuary uses the interest rate assumptions and mortality tables specified in the plan to adjust the benefit so it has the same value as benefit determined by the plan formulas.

An employee whose employment ends before age 65 may begin benefit payments after termination of employment. The plan actuary reduces this benefit below the level of the age 65 benefit to account for early commencement, so the benefit remains the actuarial equivalent of a benefit beginning at age 65.

If an employee retires after age 55 with at least 10 years of service, the employee may take an "early retirement" benefit with respect to benefits earned through 2007, beginning immediately after employment ends. Mr. Johns and Ms. Long are eligible for early retirement. The early retirement benefit for pre-2008 service is based on the pension plan formula. The benefit is reduced below the level of the age 65 benefit; however, the reduction for an early retirement benefit is not as great as the reduction for early commencement of a vested benefit. (For example, the early retirement reduction at age 55 is 50%; the actuarial reduction (using the plan interest rates and mortality tables on December 31, 2010) was 62%. At age 62, the early retirement reduction is 20%, and the actuarial reduction was 27%.)

Nonqualified "Excess" Pension Plan. Benefits under PLC's tax qualified pension plan are limited by the Internal Revenue Code. PLC believes it should pay its employees the total pension benefit they have earned, without imposing these Code limits. Therefore, like many large companies, PLC has a nonqualified "excess" benefit plan that makes up the difference between:

•  the benefit determined under the tax qualified plan formula, without applying these limits, and

•  the benefit actually payable under the tax qualified plan, taking these limits into account.

Benefits under the excess plan with respect to service before 2005 are paid at the same time and in the same form as the related benefits from PLC's tax qualified pension plan. Benefits under the excess plan with respect to service after 2004 are paid after the participant's termination of employment in the form elected by the participant. (In general, an officer who was a participant in the excess plan in 2008 had to elect a form of payment in that year. Other officers must make the election before the date participation in the excess plan begins.) Payment is made from PLC's general assets (and is therefore subject to the claims of its creditors), and not from the assets of the tax qualified plan.

Nonqualified Deferred Compensation

This table has information about the named executives' participation in PLC's nonqualified deferred compensation plan in 2010.

Nonqualified Deferred Compensation Table

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)(3)
Johns	$101,217	$24,200	$3,424,066	$0	$9,583,361
Bielen	$42,395	$7,800	$709,095	$0	$2,091,858
Johnson	$22,920	$6,700	$9,618	$0	$53,157
Long	$39,867	$7,800	$508,996	$0	$1,454,216
Thigpen	$49,660	$8,800	$48,193	$0	$310,678

(1)  These amounts include the following amounts that are also included in column (c) (Salary) of the Summary Compensation Table as compensation paid to the officer in 2010:

•  Johns — $33,217

•  Bielen — $17,183

•  Long — $15,267

These amounts include the following amounts that are also included in column (g) (Non-equity incentive plan compensation) of the Summary Compensation Table as compensation paid to the officer in 2010:

•  Johns — $68,000

•  Bielen — $25,212

•  Johnson — $22,920

•  Long — $24,600

•  Thigpen — $49,660

(2)  These amounts are supplemental matching contributions made to the officer's account in 2010 with respect to the officer's participation in PLC's 401(k) plan during 2009. These amounts are reported in the Summary Compensation Table as compensation for 2009.

(3)  These amounts reflect the following amounts that have been reported as compensation to the officer in previous proxy statements:

•  Johns — $12,697,890

•  Bielen — $1,771,428

•  Johnson — $6,700

•  Long — $1,632,163

•  Thigpen — $141,185

Discussion of Nonqualified Deferred Compensation Table

Deferrals by PLC's Officers. The named executives and other key officers can elect to participate in PLC's nonqualified deferred compensation plan. An officer who defers compensation under the plan does not pay taxes on the compensation at that time. Instead, the officer pays taxes on the compensation (and any earnings on the compensation) only when the officer receives the compensation and earnings from the plan.

Eligible officers may defer:

•  up to 25% of their base salary,

•  up to 94% of any AIP incentive, and/or

•  all or a portion of the shares of common stock payable when performance shares or restricted stock units are earned.

An election to defer base salary for a calendar year must be made by December 31 of the previous year. An election to defer an AIP incentive for a calendar year must be made by June 30 of that year. An election to defer earned performance shares for a 4-year performance period must be made by June 30 of the last year in the performance period. An election to defer earned restricted stock units must be made within 30 days after the date of the award.

Deferred compensation accrues earnings based on the investment choices available under the plan. For deferred base salary and AIP incentives, the officer can choose between our common stock and 9 mutual funds. All earnings on deferred performance shares and restricted stock units are based on the performance of our common stock. The 2010 investment returns for each of the investment choices were:

Investment Choice	Return
Invesco Mid Cap Core Equity	12.5%
American Funds American Balanced R5	13.3%
American Funds Growth Fund R5	12.6%
Dodge & Cox Stock	13.5%
Neuberger Berman Genesis Tr	21.4%
Protective Stock Fund	65.3%
Franklin Templeton Foreign A	8.5%
Vanguard Total Stock Market Index	17.1%
Wells Fargo Advantage Cash Investment Money Market	0.4%
Wells Fargo Advantage Index	14.8%

An officer may elect to receive payments in a lump sum or in up to 10 annual installments. An officer may elect to receive a deferred amount (and earnings) upon termination of employment. The officer may not change this election. An officer may instead elect to receive a deferred amount (and earnings) on a fixed date (before the officer's 70th birthday). An officer may also request a distribution if the officer has an extreme and unexpected financial hardship, as determined under IRS rules.

Supplemental Matching. PLC makes supplemental matching contributions to the account of eligible officers. These contributions provide matching that PLC would otherwise contribute to its tax qualified 401(k) plan, but which it cannot contribute because of Internal Revenue Code limits on 401(k) plan matching. For a calendar year, the supplemental match that an officer receives is:

•  the lesser of

  — 4% of the officer's base salary and AIP incentive during the year, and

  — the amount the officer deferred under both PLC's 401(k) plan and its nonqualified deferred compensation plan during the year; minus

•  the actual match the officer received in the 401(k) plan for that year, applying the Internal Revenue Code limits.

Half of an officer's supplemental matching has earnings that are based on the performance of PLC's common stock. The officer can choose between PLC's common stock and 9 mutual funds for the remaining matching. Supplemental matching is paid only after termination of employment. The officer can elect payment in a lump sum or in up to 10 annual installments.

Other Provisions. Investment choices must be in 1% increments. An officer may transfer money between the mutual funds on any business day. An officer may not transfer money into or out of PLC's common stock. An officer may elect to receive dividend equivalents on deferred stock in cash, instead of having them reinvested. PLC does not provide any above-market or preferential earnings rates, and does not guarantee that an officer's investments will make money.

If an officer terminates employment due to death or disability, the officer's plan balance is paid immediately in a lump sum. Also, if an officer terminates employment before early or normal retirement under PLC's pension plan, the officer's plan balance is paid immediately in a lump sum, regardless of the officer's other elections.

Amounts invested in mutual funds are paid in cash. Amounts invested in PLC's common stock are paid in shares of stock.

See Potential Payments upon Termination or Change of Control for information about plan provisions that apply if PLC has a change of control.

Potential Payments upon Termination or Change of Control

Termination of Employment

Like most large companies, PLC's programs provide named executives and other employees with payments and other benefits if their employment with PLC ends. (See Change of Control for a description of the payments and benefits that are available if the termination of employment occurs in connection with a change of control.)

Company Severance Pay Plan. PLC has a severance pay plan for its employees, including the named executives. The plan pays severance pay if an employee is terminated due to a reduction in force. PLC may elect to pay severance pay if an employee is terminated for poor job performance. In order to receive severance benefits, the employee must sign a release that waives any claims the employee may have related to their employment or termination of employment.

The amount of severance pay generally equals two weeks base salary plus one and one-half weeks base salary for every year of service. PLC has the right, in its sole discretion and as it deems appropriate in the circumstances, to increase or decrease the amount of severance pay. For example, in some circumstances PLC provides senior officers with severance pay equal to between six and twelve months base salary, even if that is more than the amount determined under the regular severance pay formula. In any event, the total amount paid cannot exceed the employee's annual base salary.

Except as described under Change of Control, PLC does not have employment contracts or special severance arrangements with any of its officers.

Other Severance Benefits. The awards made under the L-TIP have provisions that apply if an officer's employment is terminated:

•  If a performance share recipient's employment ends due to the sale of a business unit or a major reduction of PLC's workforce, death, disability, retirement at age 65, or early retirement (at PLC's request or with its consent), the performance shares will be paid out based on performance as of the end of the previous year. The amount paid out would be reduced to reflect the number of months remaining between the date employment terminated and the end of the 4-year award period.

•  Restricted stock units will vest if the officer's employment ends due to death, disability, retirement at age 65, or (for RSUs awarded before 2010) early retirement (at our request or with our consent). For RSUs awarded in 2010 (except for 15% of Mr. Johns' award), if an officer's employment ends due to early retirement at our request or with our consent, the amount paid out would be reduced to reflect the number of months remaining between the date employment terminated and the end of the RSUs' vesting period. Any unvested RSUs will be forfeited if employment ends for other reasons.

•  SARs become exercisable if the officer's employment ends due to death, disability or early or normal retirement, in which case they remain exercisable for 3 years (but not past the original termination date of the SARs). If employment terminates for any other reason, any SARs that are not then exercisable are immediately cancelled; SARs that are then exercisable are cancelled 30-90 days after the officer's termination date if not previously exercised. The Committee may make the exercise date of SARs earlier, or give an SAR recipient additional time to exercise (but not later than the original termination date of the SARs), if it believes such an action is appropriate.

Depending on the circumstances, PLC may increase or decrease the other severance benefits described above, or provide additional benefits such as outplacement, payment of any outstanding AIP incentive opportunity (generally pro rated to take into account the officer's actual period of service in the year to which the incentive opportunity relates), vesting of RSUs (generally reduced to reflect the number of months remaining between the date employment terminated and the end of the RSUs' vesting period), or acceleration of the exercise date and/or extension of the termination date of outstanding SARs. In order to receive any of these other severance benefits, if the employee's termination of employment was involuntary, the employee must generally sign a release that waives any claims the employee may have related to their employment or termination of employment.

Summary of Termination Benefits. The following tables show the amounts and benefits that would have been available to each named executive (or to their beneficiary, in the event of the executive's death) if the executive had terminated employment on December 31, 2010 under various circumstances (other than a change of control).

Potential Termination Benefits Tables

John D. Johns

	Severance Pay(4)	AIP Opportunity(5)	Performance Shares(6)	RSUs(7)	SARs		Total
Voluntary Termination	$0	$0	$0	$0	$0	(8)	$0
Early Retirement(1)	$0	$1,708,000	$841,318	$5,145,090	$4,601,874	(9)	$12,296,282
Involuntary Not for Cause Termination(2)	$652,500	$1,708.000	$841,318	$2,526,404	$4,601,874	(9)	$10,330,096
For Cause Termination(3)	$0	$0	$0	$0	$0	(8)	$0
Death or Disability	$0	$1,708,000	$841,318	$7,082,830	$4,601,874	(9)	$14,234,022

Richard J. Bielen

	Severance Pay(4)	AIP Opportunity(5)	Performance Shares(6)	RSUs(7)	SARs		Total
Voluntary Termination	$0	$0	$0	$0	$0	(8)	$0
Early Retirement(1)	N/A	N/A	N/A	N/A	N/A		N/A
Involuntary Not for Cause Termination(2)	$337,500	$510,000	$215,171	$800,452	$1,471,429	(9)	$3,334,552
For Cause Termination(3)	$0	$0	$0	$0	$0	(8)	$0
Death or Disability	$0	$510,000	$215,171	$2,053,118	$1,471,429	(9)	$4,249,718

Carolyn M. Johnson

	Severance Pay(4)	AIP Opportunity(5)	Performance Shares(6)	RSUs(7)	SARs		Total
Voluntary Termination	$0	$0	$0	$0	$0	(8)	$0
Early Retirement(1)	N/A	N/A	N/A	N/A	N/A		N/A
Involuntary Not for Cause Termination(2)	$337,500	$510,000	$137,809	$818,514	$1,471,429	(9)	$3,275,252
For Cause Termination(3)	$0	$0	$0	$0	$0	(8)	$0
Death or Disability	$0	$510,000	$137,809	$2,152,512	$1,471,429	(9)	$4,271,750

Deborah J. Long

	Severance Pay(4)	AIP Opportunity(5)	Performance Shares(6)	RSUs(7)	SARs		Total
Voluntary Termination	$0	$0	$0	$0	$0	(8)	$0
Early Retirement(1)	$0	$332,000	$96,703	$769,230	$470,130	(9)	$1,668,063
Involuntary Not for Cause Termination(2)	$300,000	$332,000	$96,703	$395,657	$470,130	(9)	$1,594,490
For Cause Termination(3)	$0	$0	$0	$0	$0	(8)	$0
Death or Disability	$0	$332,000	$96,703	$1,004,887	$470,130	(9)	$1,903,720

Carl S. Thigpen

	Severance Pay(4)	AIP Opportunity(5)	Performance Shares(6)	RSUs(7)	SARs		Total
Voluntary Termination	$0	$0	$0	$0	$0	(8)	$0
Early Retirement(1)	N/A	N/A	N/A	N/A	N/A		N/A
Involuntary Not for Cause Termination(2)	$323,269	$402,000	$137,809	$638,907	$915,007	(9)	$2,416,992
For Cause Termination(3)	$0	$0	$0	$0	$0	(8)	$0
Death or Disability	$0	$402,000	$137,809	$1,640,491	$915,007	(9)	$3,095,307

(1)  For this purpose, early retirement means termination of employment (other than death) after age 55 with at least 10 years of service. For performance shares and RSUs, the retirement must be at

PLC's request or with its consent. The early retirement provisions were not applicable to Mr. Bielen, Ms. Johnson and Mr. Thigpen on December 31, 2010, because they were not eligible for early retirement on that date. None of the named executive officers were eligible for normal retirement (termination of employment (other than death) after age 65 with at least 5 years of service) on December 31, 2010.

(2)  Includes terminations of employment due to a reduction of force and, if PLC so elects in its sole discretion, terminations of employment related to poor job performance.

(3)  Termination of employment for reasons such as violation of PLC's Code of Business Conduct, fraud, theft, gross misconduct, or poor job performance (unless PLC decides otherwise in its sole discretion).

(4)  Based on the assumption that PLC decides to pay the officer severance pay equal to nine months base salary (or the amount provided under our severance pay plan, if greater). As noted, payment of severance pay in excess of that provided by PLC's severance pay plan is completely in its discretion, and these amounts are shown only for illustrative purposes.

(5)  With respect to early retirement or involuntary (not for cause) terminations, based on the assumption that PLC decides to pay the officer the amount of the Annual Incentive Plan incentive opportunity for 2010, based on the actual achievement of the performance goals for the incentive opportunity.

(6)  Based on an assumed stock price of $26.64 per share (PLC's closing stock price on December 31, 2010), and disregarding the value of the 2007 performance share award that was actually earned as of December 31, 2010. Based on an estimate of PLC's performance as of the end of the year in which the termination of employment occurred, and reduced to reflect the number of months remaining between the date employment terminated and the end of the 4-year award period.

(7)  Based on an assumed stock price of $26.64 per share (PLC's closing stock price on December 31, 2010). For involuntary (not for cause) terminations, based on the assumption that outstanding RSUs would be vested, with a reduction to reflect the number of months remaining between the date employment terminated and the end of the RSUs' vesting period.

(8)  The officer generally has 30-90 days after termination of employment (depending on the terms of the SAR award) to exercise any currently-exercisable SARs; all other SARs are immediately cancelled on the officer's termination date. The Outstanding Equity Awards table has more information about each officer's outstanding SARs.

(9)  Upon early retirement, death or disability (or, if PLC so decides, upon an involuntary (not for cause) termination), all SARs that are not then exercisable become exercisable on the officer's termination date, and all SARs remain exercisable for 3 years (but not past the original termination date of the SARs). The amount in the table equals the amount the officer would receive if all unexercisable SARs that were "in the money" on the officer's termination date were exercised on that date, based on an assumed stock price of $26.64 per share (PLC's closing stock price on December 31, 2010). The Outstanding Equity Awards table has more information about each officer's outstanding SARs.

Change of Control

PLC has programs that apply if it has a change of control. A change of control occurs if:

•  someone acquires 50% or more of the market value or of the voting power of PLC's stock, or

•  a majority of the members of PLC's Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the Board of before the appointment or election occurred, or

•  someone acquires 80% or more of PLC's assets, or

•  the Board decides that a change of control has occurred. (This provision applies only to certain terminations of employment under PLC's employment continuation agreements.)

Long-Term Incentive Plan. If PLC has a change of control, all outstanding 2008 performance share awards would be paid out at 100% of the performance shares awarded (or the actual level of achievement at that time, if greater).

Before a change of control occurs, the Compensation Committee may decide that SARs and restricted stock units will remain outstanding, or will be replaced with other awards after the change of control occurs. The value and terms of these alternative awards must substantially equal those of the prior awards. If the Committee does not make this decision, then all RSUs would vest upon a change of control. Also, all SARs would be cancelled in exchange for a payment in cash or PLC common stock, based on the value of our stock on the date of the change of control.

Employment Continuation Agreements. PLC has employment continuation agreements with its named executives and other key officers. Under the agreements, the officer agrees to remain employed for 2 years after a change of control. During this 2-year period, the officer will be provided with base salary, annual cash incentive opportunities, long-term incentive opportunities, employee benefits and perquisites that are no less favorable than those the officer had before the change of control occurred. These obligations end if the officer dies, becomes disabled, is fired for "cause" or resigns. Under the agreements, "cause" means conviction of a felony, or extreme dishonesty, misconduct or violations of the agreement that materially damage PLC's business or reputation.

If an officer is terminated without cause, or resigns for "good reason," the officer receives special termination benefits if the termination occurs within 2 years after a change of control. Termination is for good reason if any of these events occurs without the officer's written consent:

•  there is a material adverse change in the officer's duties, authority or responsibilities,

•  PLC fails to provide the officer with the promised level of compensation during the 2-year employment period,

•  PLC requires the officer to work in an office that is more than 20 miles from the office where they worked before the change of control, or

•  PLC fails to get a company that acquires it to agree to comply with the terms of the agreement.

The special termination benefits that PLC would have provided the named executives if there had been a change of control on December 31, 2010 and the executives had been terminated without cause (or resigned for good reason) on that date are:

(1)  a lump sum cash severance payment equal to 3 times the sum of:

•  the officer's annual salary,

•  the average of the officer's AIP incentive payments over the last 3 years, and

•  the average of the value of the long-term incentives granted to the officer over the last 3 years (excluding special or "one-time" grants).

(2)  a lump sum cash payment equal to the officer's target AIP incentive for the year in which the officer's termination occurs. (If termination is on or after December 31, the payment is based on the actual achievement of the performance goals for that year.)

(3)  a cash lump sum supplemental retirement benefit, determined by:

•  calculating the officer's benefit at age 65 under PLC's pension plan and excess benefit plan after giving the officer credit for 3 extra years of service,

•  subtracting the officer's actual age 65 benefit under these plans, and

•  determining the actuarial lump sum value of the resulting amount, using the pension plan's standard actuarial table and an interest rate of the 10-year Treasury Note rate plus 0.75%.

(4)  continuation of the officer's medical, dental, disability and life insurance, and other welfare benefits, for 2 years after the officer's termination date. (This obligation will also end if the officer gets comparable benefits from another employer. If a medical or dental benefit plan is self-insured by Protective, then coverage under the plan generally continues for 18 months, and the officer receives an additional cash payment equal to the cost of 6 months of coverage under that plan.)

(5)  the Internal Revenue Code imposes an excise tax on officers who receive change of control payments that exceed 3 times their average pay over the last 5 years. This tax can affect officers who have similar compensation in different ways. For example, an officer who defers compensation, postpones the exercise of SARs, or postpones receipt of previously deferred compensation will owe more excise tax than a similarly paid officer who makes other decisions about their compensation. To address this issue, PLC's employment continuation agreements provide its officers with a tax reimbursement payment that will put the officer in the same after-tax position that the officer would be in if the excise tax did not apply.

The agreements have a 3-year initial term. The agreements extend for another year each May 1, unless the Board decides not to extend an officer's agreement and notifies the officer at least 30 days before the May 1 extension date.

Nonqualified Deferred Compensation Plan; Excess Benefit Plan. Upon a change of control, an officer who has investments in PLC stock will be able to transfer those balances to the other investments available under the plan. Also, if an officer's employment is terminated after a change of control, the officer's benefits under PLC's excess benefit plan will be paid in a cash lump sum using the pension plan's standard actuarial table and an interest rate equal to the lesser of (1) the 10-year Treasury Note rate plus 0.75% and (2) the interest rate used for determining lump sum payments under the pension plan.

Summary of Change of Control Benefits. The following table shows the benefits that would have been paid under the L-TIP and the employment continuation agreements if there had been a change of control on December 31, 2010, and (for certain benefits, as noted below) the named executives had been terminated without cause (or resigned for good reason) on that date.

Potential Golden Parachute Compensation

Name	Cash(1)(2)	Equity(3)(4)	Pension/ NQDC(2)(5)	Perquisites/ Benefits(2)(6)	Tax Reimbursement(7)	Total
Johns	$13,715,104	$12,806,461	$908,395	$181	$7,898,211	$35,328,352
Bielen	$4,558,831	$3,811,433	$212,356	$25,710	$2,600,200	$11,208,530
Johnson	$4,264,398	$3,807,677	$162,347	$18,734	$2,521,671	$10,774,827
Long	$3,007,541	$1,591,967	$228,981	$23,713	$1,483,946	$6,336,148
Thigpen	$3,655,336	$2,739,234	$216,033	$25,710	$2,062,963	$8,699,276

(1)  Includes the following amounts payable under the employment continuation agreements:

•  Johns — $12,007,104 severance payment and $1,708,000 payment of AIP incentive.

•  Bielen — $4,040,261 severance payment, $510,000 payment of AIP incentive, and $8,570 cash payment made with respect to continued coverage under PLC's self-insured medical and dental plans.

•  Johnson — $3,748,153 severance payment, $510,000 payment of AIP incentive, and $6,245 cash payment made with respect to continued coverage under PLC's self-insured medical and dental plans.

•  Long — $2,667,637 severance payment, $332,000 payment of AIP incentive, and $7,904 cash payment made with respect to continued coverage under PLC's self-insured medical and dental plans.

•  Thigpen — $3,244,766 severance payment, $402,000 payment of AIP incentive, and $8,570 cash payment made with respect to continued coverage under PLC's self-insured medical and dental plans.

(2)  This amount would be payable only if a "double trigger" occurred — in other words, if there were a change of control and the named executive was either terminated without cause or resigned with good reason within two years after the change of control.

(3)  Includes the following amounts payable under the L-TIP:

•  Johns — $1,121,757 payable upon the earn-out of performance shares, $7,082,830 upon the vesting of unvested RSUs, and $4,601,874 upon the acceleration of exercisability and the payment of all "in-the-money" SARs that were not previously exercisable.

•  Bielen — $286,886 payable upon the earn-out of performance shares, $2,053,118 upon the vesting of unvested RSUs, and $1,471,429 upon the acceleration of exercisability and the payment of all "in-the-money" SARs that were not previously exercisable.

•  Johnson — $183,736 payable upon the earn-out of performance shares, $2,152,512 upon the vesting of unvested RSUs, and $1,471,429 upon the acceleration of exercisability and the payment of all "in-the-money" SARs that were not previously exercisable.

•  Long — $128,938 payable upon the earn-out of performance shares, $992,899 upon the vesting of unvested RSUs, and $470,130 upon the acceleration of exercisability and the payment of all "in-the-money" SARs that were not previously exercisable.

•  Thigpen — $183,736 payable upon the earn-out of performance shares, $1,640,491upon the vesting of unvested RSUs, and $915,007 upon the acceleration of exercisability and the payment of all "in-the-money" SARs that were not previously exercisable.

  All amounts are based on an assumed stock price of $26.64 per share (PLC's closing stock price on December 31, 2010), and disregard that portion of the value of the 2007 performance share award that was actually earned as of December 31, 2010.

(4)  This amount would be payable upon a "single trigger" — in other words, upon a change of control, even if the named executive did not terminate employment.

(5)  Includes the value of the supplemental retirement benefit payable under the employment continuation agreements.

(6)  Includes the value of continued coverage under PLC's medical, dental, disability and life insurance, and other welfare benefits, as provided under the employment continuation agreements.

(7)  A portion of this amount would be payable with respect to the "double trigger" amounts and a portion would be payable with respect to the "single trigger" amounts.

RELATED PARTY TRANSACTION POLICY AND PROCEDURES

PLC reviews all relationships and transactions in which it and "related parties" (directors, director nominees, executive officers, and their immediate family members) participate to determine if any related party has a direct or indirect material interest. PLC's General Counsel's Office is primarily responsible for developing and implementing processes to obtain the necessary information and for determining, based on the facts and circumstances, whether a direct or indirect material interest exists. PLC discloses any such transactions in its proxy statement, as required by SEC rules.

If the General Counsel's Office determines that a transaction may require disclosure under SEC rules, the General Counsel's Office will notify:

•  the Corporate Governance and Nominating Committee, if the transaction involves one of PLC's directors or director nominees; otherwise,

•  the Audit Committee.

The relevant Board committee will approve or ratify the transaction only if it determines that the transaction is in PLC's best interests. In considering the transaction, the committee will consider all relevant factors, including (as applicable):

•  PLC's business rationale for entering into the transaction;

•  the alternatives to entering into the transaction;

•  whether the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party;

•  the potential for the transaction to lead to an actual or apparent conflict of interest, and any safeguards imposed to prevent actual or apparent conflicts; and

•  the overall fairness of the transaction.

Related Party Transactions

Based on the information available to the General Counsel's Office and to the Board, there have been no transactions between PLC and any related party since January 1, 2010, nor are any currently proposed, for which disclosure is required under SEC rules.

LEGAL PROCEEDINGS

To the knowledge and in the opinion of management, there are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see "Risk Factors and Cautionary Factors that may Affect Future Results" included in Protective's Annual Report on Form 10-K which is incorporated by reference herein. See "Requesting Documents."

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to the applicability of federal securities laws to the Contracts.

REGISTRATION STATEMENT

A Registration Statement has been filed with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have incorporated by reference Protective's Annual Report on Form 10-K for the year ended December 31, 2010, and the Current Reports on Form 8-K dated January 5, 2011 and March 15, 2011 as filed with the SEC in accordance with the Securities Exchange Act of 1934. The Annual Report contains additional information about Protective, including audited financial statements for the latest fiscal year. We were not required to file any other reports pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act since the end of the fiscal year covered by the Annual Report.

REQUESTING DOCUMENTS

You may request a free copy of any or all of the information incorporated by reference into the Prospectus (other than exhibits not specifically incorporated by reference into the text of such documents) including Protective's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Please direct any oral or written requests for such documents to: Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may also access a copy of Protective's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K or request a printed copy through the Internet by visiting Protective's website http://www.protective.com/investor-relations/annual-reports-proxy-statements.aspx

PUBLIC INFORMATION

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000310826. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

You can also review and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, NE., Washington D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

APPENDIX A

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
AND PRIOR TO MAY 1, 1996

The following sections describe Contracts offered after September 10, 1991 and before May 1, 1996. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found. Refer to your Contract for complete details of these provisions.

Summary (page 3)

The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
   The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charges")

What is a Market Value Adjustment?
   The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See "Market Value Adjustment")

Does the Contract provide a Death Benefit?
   If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.

If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary that the Owner has named. The Beneficiary will have 60 days from the date of death to exercise this right to the guaranteed Death Benefit. If the Beneficiary has not exercised this right within 60 days, we will treat any payments as a surrender request subject to the surrender charge and Market Value Adjustment.

The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit")

Parties to the Contract (page 6)

Beneficiary: The person named under the Contract to receive the Death Benefit upon the Death of any Owner is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. You cannot make additional Annuity Deposits in the states of California, Minnesota, South Carolina or Michigan. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Period and Sub-Accounts

Selecting a subsequent Guarantee Period (page 9)

To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

Automatic subsequent Guaranteed Periods (page 9)

If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

Surrenders and Partial Surrenders (page 12, first paragraph)

You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 13)

Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A x B) – SC] where:

A	=	the Sub-Account value of the Sub-Account from which you request a surrender

B	=	the Market Value Adjustment

SC	=	the surrender charge plus any premium taxes, if applicable

On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

Waiver of Surrender Charges (page 13)

We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

1)  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

2)  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 14)

We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value

Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) x (N/12) where:

g	=	The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal (e.g., 1% = .01).

C	=	The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

N	=	The number of months remaining in your Guaranteed Period as of the date you request a surrender.

The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Determining the Death Benefit (page 16)

We will calculate the guaranteed Death Benefit as of the date of an Owner's death. The guaranteed Death Benefit will be equal to the Account Value less applicable premium taxes.

Annuity Options (page 17)

On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

•  Option 1 — Payment for a Fixed Period

We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

•  Option 2 — Life Income with Payments for a Guaranteed Period

We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

•  Option 3 — Payments for a Fixed Amount

We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

•  Option 4 — Purchase of Other Annuities

The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons (page 25)

In order that they may be treated as annuity contracts for federal tax purposes, Section 72(s) of the Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

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APPENDIX B

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES
PRIOR TO SEPTEMBER 10, 1991

The following sections describe Contracts with a Certificate Date prior to September 10, 1991, and certain Contracts with a Certificate Date after that date. The Contracts contain provisions that differ from those described in this Prospectus. In particular, surrender charge, Death Benefit, and certain Annuity benefit provisions may be different. Refer to your Contract for complete details of these provisions. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found.

Summary (page 3)

The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
   The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charge")

What is a Market Value Adjustment?
   The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See, "Market Value Adjustment")

Does the Contract provide a Death Benefit?
   If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.

If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary as determined under the provisions of the Contract. If the named Beneficiary under the Contract is the spouse of the Owner and the Annuitant is living, the spouse may elect, in lieu of taking a Death Benefit, to become the Owner and continue the Contract.

The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit")

Parties to the Contract (page 6)

Beneficiary: The person named under the Contract to receive the Death Benefit upon the Death of any Owner or Annuitant, as applicable, is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Periods and Sub-Accounts

Selecting a subsequent Guarantee Period (page 9)

To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

Automatic subsequent Guaranteed Periods (page 9)

If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

Surrenders and Partial Surrenders (page 12, first paragraph)

You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 13)

Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A x B) – SC] where:

A	=	the Sub-Account value of the Sub-Account from which you request a surrender

B	=	the Market Value Adjustment

SC	=	the surrender charge plus any premium tax, if applicable

On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

Waiver of Surrender Charges (page 13)

We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

3)  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

4)  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 14)

We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value

Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) x (N/12) where:

g	=	The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal (e.g., 1% = .01).

C	=	The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

N	=	The number of months remaining in your Guaranteed Period as of the date you request a surrender.

The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Death of an Annuitant (page 18)

If an Annuitant dies while the Contract is in force, either before or after the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If you have not designated a Beneficiary or the Beneficiary is no longer living, the surviving Owner will be the Beneficiary. If neither the Owner nor the Beneficiary have survived the Annuitant, the Beneficiary will be the Annuitant's estate. You cannot change Annuitants under this Contract.

Death of an Owner (page 16)

Upon the death of a joint Owner prior to the Annuity Commencement Date, the surviving Owner will become the Beneficiary. If the sole Owner of a Contract dies while the Contract is in force and before the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If the Beneficiary is the spouse of the deceased Owner and the Annuitant is still living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit. If you have not designated a Beneficiary or the Beneficiary is no longer living, the estate of the Owner will be the Beneficiary.

Determining the Death Benefit (page 16)

If an Annuitant or Owner dies before the Annuity Commencement Date, we will pay a guaranteed Death Benefit to the Beneficiary. We will calculate the guaranteed Death Benefit as of the date of an Annuitant's or Owner's death. We will calculate the guaranteed Death Benefit as follows:

5)  If the deceased had not yet reached age 85, the guaranteed Death Benefit will be the greater of:

•  the Net Account Value, or

•  the original Annuity Deposit, less interest withdrawals and surrenders (including surrender charges, Market Value Adjustments, and premium tax), credited with interest at 5% compounded annually.

6)  If the deceased reached age 85, the guaranteed Death Benefit will be equal to the total of the Sub-Account values multiplied by their respective Market Value Adjustments.

Paying the Death Benefit (page 16)

We will only pay one guaranteed Death Benefit under a Contract, even though the Contract may, under some circumstances, continue after an Owner or Annuitant's death. We will calculate the guaranteed Death Benefit as of the date of the death that triggers its payment.

We will pay the guaranteed Death Benefit in a lump sum, in which event the Contract will terminate, or under any of the annuity options available under the Contract provided that:

•  in the event of the Owner's death, any chosen annuity option must provide that the guaranteed Death Benefit will be distributed within five years of the date of the Owner's death; or

•  if the chosen annuity option provides for the guaranteed Death Benefit to be paid over a period that does not extend beyond the Beneficiary's life or life expectancy, the distribution must commence within one year of the Owner's death.

In addition to these options, if the Beneficiary is the spouse of the deceased Owner and the Annuitant is living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit.

Annuity Commencement Date (page 17)

You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of a Guaranteed Period nor later than the end of the Contract year immediately before the Annuitant's 85th birthday. Our Administrative Office must approve any request for an extension of the Annuity Commencement Date beyond this maximum.

•  You may change the Annuity Commencement Date subject to the following restrictions:

•  You must request the change in writing.

•  We must receive your written request at least 30 days before the new Annuity Commencement Date you have requested.

•  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

•  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters")

Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

Annuity Options (page 17)

On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, additional annuity options may apply with certain restrictions.

•  Option 1 — Payment for a Fixed Period

We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

•  Option 2 — Life Income with Payments for a Guaranteed Period

We will make equal monthly payments based on the life of the named Annuitant. Payments will continue for the lifetime of the Annuitant with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

•  Option 3 — Payments for a Fixed Amount

We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

•  Option 4 — Purchase of Other Annuities

The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons (page 25)

In order that they may be treated as annuity contracts for federal tax purposes, Section 72(s) of the Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

Qualified Retirement Plans

In General (Page 25, end of fourth paragraph)

The guaranteed Death Benefit under your Contract may increase the amount of the minimum required distribution that must be taken from your Contract.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.*

The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$0
Printing and engraving	50,000
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Miscellaneous	0
TOTAL EXPENSES	$80,000

*  Estimated.

Item 14. Indemnification of Directors and Officers.

Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits.

Item Number			Document
*	1	(a)	Underwriting Agreement

*****	1	(b)	Form of Distribution Agreement

†	2	(a)	Stock Purchase Agreement Among Banc One Insurance Holdings, Inc., CBD Holdings, Ltd., JPMorgan Chase & Co. and Protective Life Insurance Company dated as of February 7, 2006, filed as Exhibit 2.01 to the Company's Current Report on Form 8-K filed February 13, 2006.

†	2	(b)	Stock Purchase Agreement Among Protective Life Insurance Company, United Investors Life Insurance Company, Liberty National Life Insurance Company and Torchmark Corporation, dated as of September 13, 2010, filed as Exhibit 2.01 to the Company's Current Report on Form 8-K filed September 17, 2010. (No. 001-31901)

††	3	(a)	2002 Amended and Restated Charter of Protective Life Insurance Company

†††	3	(b)	2002 Amended and Restated By-laws of Protective Life Insurance Company

**	4	(a)	Group Modified Guaranteed Annuity Contract

***	4	(b)	Individual Certificate

**	4	(c)	Tax-Sheltered Annuity Endorsement

**	4	(d)	Qualified Retirement Plan Endorsement

**	4	(e)	Individual Retirement Annuity Endorsement

**	4	(f)	Section 457 Deferred Compensation Plan Endorsement

*	4	(g)	Qualified Plan Endorsement

**	4	(h)	Application for Individual Certificate

**	4	(i)	Adoption Agreement for Participation in Group Modified Guaranteed Annuity

***	4	(j)	Individual Modified Guaranteed Annuity Contract

**	4	(k)	Application for Individual Modified Guaranteed Annuity Contract

****	4	(l)	Endorsement — Group Policy

****	4	(m)	Endorsement — Certificate

****	4	(n)	Endorsement — Individual Contracts

****	4	(o)	Endorsement (Annuity Deposits) — Group Policy

****	4	(p)	Endorsement (Annuity Deposits) — Certificate

****	4	(q)	Endorsement (Annuity Deposits) — Individual Contracts

*****	4	(r)	Endorsement — Individual

*****	4	(s)	Endorsement — Group Contract/Certificate

†	4	(t)	Endorsement — Individual, incorporated by reference as Exhibit 4(EE) to Protective Life Insurance Company's Registration Statement on Form S-1 filed April 4, 1996. (No. 333-02249)

†	4	(u)	Endorsement — Group Contract, incorporated by reference as Exhibit 4(FF) to Protective Life Insurance Company's Registration Statement on Form S-1 filed April 4, 1996. (No. 333-02249)

Item Number			Document
†	4	(v)	Endorsement — Group Certificate, incorporated by reference as Exhibit 4(GG) to Protective Life Insurance Company's Registration Statement on Form S-1 filed April 4, 1996. (No. 333-02249)

†	4	(w)	Individual Modified Guaranteed Annuity Contract, incorporated by reference as Exhibit 4 (HH) to Protective Life Insurance Company's Registration Statement on Form S-1 filed April 4, 1996. (No. 333-02249)

***	4	(x)	Individual Modified Guarantees Annuity Contract

**	4	(y)	Application for Individual Modified Guaranteed Annuity Contract

†	4	(z)	Cancellation Endorsement, included as an exhibit to item 4(w) above.

†††††	4	(aa)	Group Modified Guaranteed Annuity Contract

†††††	4	(bb)	Individual Modified Guaranteed Annuity Contract

†††††	4	(cc)	Group Certificate

†††††	4	(dd)	Application for Modified Guaranteed Annuity

†††††	4	(ee)	Endorsement — Free Look

†††††	4	(ff)	Endorsement — Settlement Option

†††††	4	(gg)	Endorsement — Automatic Renewal

†††††	4	(hh)	Endorsement — Traditional IRA

†††††	4	(ii)	Endorsement — Roth IRA

†††††	4	(jj)	Endorsement — Qualified Retirement Plan

†††††	4	(kk)	Endorsement — Section 457 Deferred Compensation Plan

††††	4	(ll)	Application for Modified Guaranteed Annuity

******	5		Opinion re legality

*	10	(a)	Bond Purchase Agreement

*	10	(b)	Escrow Agreement

†	10	(c)	Amended and Restated Credit Agreement among Protective Life Corporation, Protective Life Insurance Company, the several lenders from time to time party thereto, AmSouth Bank and Wachovia Capital Markets LLC, dated as of July 30, 2004 filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q filed November 15, 2004.

†	10	(c)(1)	Second Amended and Restated Credit Agreement dated as of April 16, 2008, among Protective Life Corporation, Protective Life Insurance Company, the several lenders from time to time hereto and Regions Bank, Regions Capital Markets, and Wachovia Capital Markets, LLC and Bank of America N.A. and Barclays Bank PLC titled as Exhibit 10.1 to the Company's Current Report on Form 8-K filed April 16, 2008.

†	10	(c)(2)	First Amendment to the Second Amended and Restated Credit Agreement dated as of October 2, 2009 among Protective Life Corporation, Protective Life Insurance Company, the lenders and parties thereto and Regions Bank as Administrative Agent filed as Exhibit 10(c)(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 2009. (No. 001-31901)

†	10	(d)	Amended and Restated Lease Agreement dated as of January 11, 2007, between Wachovia Development Corporation (an assignee of Wachovia Capital Investments, Inc.) and Protective Life Insurance Company filed as Exhibit 10(G)(4) to the Company's Form S-1 filed April 23, 2007. (No. 333-142293)

Item Number			Document
†	10	(e)	Amended and Restated Investment and Participation Agreement dated as of January 11, 2007, between Protective Life Insurance Company and Wachovia Development Corporation (an assignee of Wachovia Capital Investments, Inc.) filed as Exhibit 10(G)(5) to the Company's Form S-1 filed April 23, 2007. (No. 333-142293)

†	10	(f)	Amendment and Clarification of the Tax Allocation Agreement dated January 1, 1988 by and among Protective Life Corporation and its subsidiaries. Filed as Exhibit 10(h) to the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

†	10	(g)	Surplus Note Purchase Agreement dated as of October 9, 2009 between Golden Gate Captive Insurance Company, a wholly owned subsidiary of the Company and Long Island International Limited filed as Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 2009. (No. 001-31901)

†	10	(h)	Note Sale Agreement dated as of October 15, 2009 by and between Golden Gate Captive Insurance Company, a wholly owned subsidiary of the Company, and Dr. Michael Frege, in his capacity as insolvency administrator of Lehman Brothers Bankhaus AG filed as Exhibit 10(h) to the Company's Annual Report on Form 10-K for the year ended December 31, 2009. (No. 001-31901)

†	10	(i)	Reimbursement Agreement dated as of April 23, 2010 between Golden Gate III Vermont Captive Insurance Company and UBS AG, Stamford Branch filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q filed August 12, 2010.

†	10	(j)	Reimbursement Agreement dated as of December 10, 2010 between Golden Gate IV Vermont Captive Insurance Company and UBS AG, Stamford Branch.

†	10	(k)	Form of Coinsurance Agreement by and between Liberty Life Insurance Company and Protective Life Insurance Company filed as Exhibit 10.02 to the Company's Current Report on Form 8-K filed October 28, 2010. (No. 001-31901)

†	10	(l)	Form of Coinsurance Agreement dated as of April 23, 2010 between Golden Gate III Vermont Captive Insurance Company, wholly owned subsidiary of the Company, and UBS AG, Stamford Branch filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q filed August 12, 2010. (No. 001-31901)

†	12		Consolidated Earnings Ratio

†	14		Code of Business Conduct for Protective Life Corporation and all of its subsidiaries, Revised August 30, 2010, filed as Exhibit 14 to Protective Life Corporation's Annual Report on Form 10-K for the year ended December 31, 2010. (No. 001-11339)

†	14	(a)	Supplemental Policy on Conflict of Interest, Revised August 30, 2010 for Protective Life Corporation and all of its subsidiaries, filed as Exhibit 14(a) to Protective Life Corporation's Annual Report on Form 10-K for the year ended December 31, 2010. (No. 001-11339)

	23	(a)	Consent of Independent Registered Public Accounting Firm

	23	(b)	Consent of Sutherland Asbill & Brennan LLP

  *  Previously filed or incorporated by reference in Form S-1 Registration Statement, Registration No. 33-31940.

  **  Previously filed or incorporated by reference in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 33-31940.

  ***  Previously filed or incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-31940.

  ****  Previously filed or incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-57052.

  *****  Previously filed or incorporated by reference from Amendment No. 3 to Form S-1 Registration Statement, Registration No. 33-57052.

  ******  Previously filed in Pre-Effective Amendment No. 1 to Form S-1 Registration Statement, Registration No. 333-150241, as filed April 29, 2008.

  †  Incorporated by reference.

  ††  Previously filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year year ended December 31, 2007 (No. 001-31901).

  †††  Previously filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year year ended December 31, 2007 (No. 001-31901).

  ††††  Previously filed as Exhibit 4(bb) to the Company's Annual Report on Form 10-K for the year year ended December 31, 2007 (No. 001-31901).

  †††††  Previously filed or incorporated by reference in Form S-1 Registration Statement, Registration No. 333-156285.

Item 17. Undertakings.

(A)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 12, 2011.

PROTECTIVE LIFE INSURANCE COMPANY

By:  /s/ JOHN D. JOHNS

  John D. Johns

  Chairman of the Board, Chief Executive Officer
  and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
(i) Principal Executive Officer

/s/ JOHN D. JOHNS John D. Johns	Chairman of the Board, Chief Executive Officer and President	April 12, 2011

(ii) Principal Financial Officer

/s/ RICHARD J. BIELEN Richard J. Bielen	Vice Chairman and Chief Financial Officer	April 12, 2011

(iii) Principal Accounting Officer

/s/ STEVEN G. WALKER Steven G. Walker	Senior Vice President, Controller, and Chief Accounting Officer	April 12, 2011

(iv) Board of Directors:

/s/ JOHN D. JOHNS John D. Johns	Director	April 12, 2011

/s/ RICHARD J. BIELEN Richard J. Bielen	Director	April 12, 2011

/s/ CAROLYN JOHNSON Carolyn Johnson	Director	April 12, 2011

EXHIBIT INDEX

Number		Description
23	(a)	Consent of PricewaterhouseCoopers LLP

23	(b)	Consent of Sutherland Asbill & Brennan LLP